                                                              EXECUTION COPY











                            ASSET PURCHASE AGREEMENT
                                  by and among
                               ACME MARKETS, INC.,
                        AMERICAN STORES PROPERTIES, INC.
                          AMERICAN STORES REALTY CORP.
                                       and
                            THE PENN TRAFFIC COMPANY
                                  dated as of
                               September 30, 1994

                  ---------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                          NUMBER
                                                                          ------


     ARTICLE I

                                   DEFINITIONS . . . . . . . . . . . . . . . . 1
          Section 1.1    CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . 1
          Section 1.2    ADDITIONAL DEFINED TERMS. . . . . . . . . . . . . . . 6

     ARTICLE II

                           CLOSING; PURCHASE AND SALE. . . . . . . . . . . . . 7
          Section 2.1    TIME AND PLACE OF CLOSING . . . . . . . . . . . . . . 7
          Section 2.2    PURCHASE AND SALE OF THE ASSETS AND ASSUMPTION
               OF LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . . . 7
          Section 2.3    PURCHASE PRICE. . . . . . . . . . . . . . . . . . . .14
          Section 2.4    DELIVERIES. . . . . . . . . . . . . . . . . . . . . .15
          Section 2.5    ENCUMBRANCES; LEASES. . . . . . . . . . . . . . . . .16
          Section 2.6    INVENTORIES; COMPUTATION OF THE INVENTORY
               PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . .18
          Section 2.7    MERCHANDISE AND SUPPLIES IN TRANSIT . . . . . . . . .20
          Section 2.8    PRORATIONS. . . . . . . . . . . . . . . . . . . . . .20
          Section 2.9    CONDEMNATION; DAMAGE OR DESTRUCTION . . . . . . . . .22
          Section 2.10   STORE CASH; PREPAID EXPENSES. . . . . . . . . . . . .24

     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . .25
          Section 3.1    INCORPORATION; GOOD STANDING. . . . . . . . . . . . .25
          Section 3.2    AUTHORIZATION . . . . . . . . . . . . . . . . . . . .25
          Section 3.3    TITLE . . . . . . . . . . . . . . . . . . . . . . . .26
          Section 3.4    CONTRACTS . . . . . . . . . . . . . . . . . . . . . .27
          Section 3.5    LITIGATION. . . . . . . . . . . . . . . . . . . . . .27
          Section 3.6    LABOR UNIONS. . . . . . . . . . . . . . . . . . . . .28
          Section 3.7    STORAGE TANKS AND HAZARDOUS MATERIALS . . . . . . . .28
          Section 3.8    SCHEDULES AND EXHIBITS. . . . . . . . . . . . . . . .28
          Section 3.9    SALES AND PAYROLL INFORMATION . . . . . . . . . . . .29
          Section 3.10   ERISA . . . . . . . . . . . . . . . . . . . . . . . .29
          Section 3.11   LIMITATIONS ON SELLER'S REPRESENTATIONS . . . . . . .29

     ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . .30

          Section 4.1    INCORPORATION; GOOD STANDING. . . . . . . . . . . . .30
          Section 4.2    AUTHORIZATION . . . . . . . . . . . . . . . . . . . .30
          Section 4.3    LITIGATION. . . . . . . . . . . . . . . . . . . . . .31
          Section 4.4    APPROVALS, CONSENTS, ETC. . . . . . . . . . . . . . .31
          Section 4.5    FINANCING; INFORMATION REGARDING BUYER. . . . . . . .31

     ARTICLE V

                          COVENANTS OF SELLER AND BUYER. . . . . . . . . . . .31
          Section 5.1    ACCESS TO EMPLOYEES; NOTIFICATION OF
               BREACHES. . . . . . . . . . . . . . . . . . . . . . . . . . . .31
          Section 5.2    REASONABLE EFFORTS; OBTAINING CONSENTS. . . . . . . .33
          Section 5.3    REGULATORY MATTERS. . . . . . . . . . . . . . . . . .34
          Section 5.5    CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . .36
          Section 5.6    PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . .38
          Section 5.7    GUARANTIES. . . . . . . . . . . . . . . . . . . . . .38
          Section 5.8    BULK TRANSFER LAWS. . . . . . . . . . . . . . . . . .39
          Section 5.9    ACCOUNTS RECEIVABLE; CONTRACTS. . . . . . . . . . . .39
          Section 5.10   USE OF NAMES. . . . . . . . . . . . . . . . . . . . .39
          Section 5.11   ENVIRONMENTAL INSPECTIONS . . . . . . . . . . . . . .40
          Section 5.12   GIFT CERTIFICATES . . . . . . . . . . . . . . . . . .41
          Section 5.13   INSURANCE REQUIRED AFTER CLOSING. . . . . . . . . . .41
          Section 5.14.  PUBLIC FILINGS. . . . . . . . . . . . . . . . . . . .42
          Section 5.15   COVENANT NOT TO COMPETE . . . . . . . . . . . . . . .42
          Section 5.16   SELLER'S REPRESENTATIONS, WARRANTIES AND
               COVENANTS.. . . . . . . . . . . . . . . . . . . . . . . . . . .43

     ARTICLE VI

                                    EMPLOYEES. . . . . . . . . . . . . . . . .43
          Section 6.1    EMPLOYEES; BENEFIT PLANS; MULTIEMPLOYER PLANS . . . .43
          Section 6.2    WARN ACT. . . . . . . . . . . . . . . . . . . . . . .46

     ARTICLE VII

                                   TAX MATTERS . . . . . . . . . . . . . . . .46
          Section 7.1    TRANSFER TAXES. . . . . . . . . . . . . . . . . . . .46
          Section 7.2    TAX RESPONSIBILITY. . . . . . . . . . . . . . . . . .47
          Section 7.3    TAX COOPERATION . . . . . . . . . . . . . . . . . . .47
          Section 7.4    NOTIFICATION OF PROCEEDINGS; CONTROL; REFUNDS . . . .48
          Section 7.5    ALLOCATION. . . . . . . . . . . . . . . . . . . . . .48
          Section 7.6    TAX EFFECT OF PAYMENTS. . . . . . . . . . . . . . . .48
          Section 7.7    WITHHOLDING . . . . . . . . . . . . . . . . . . . . .48
          Section 7.8    CERTIORARI. . . . . . . . . . . . . . . . . . . . . .49

     ARTICLE VIII

                    CONDITIONS OF BUYER'S OBLIGATION TO CLOSE. . . . . . . . .49
          Section 8.1    REPRESENTATIONS, WARRANTIES AND COVENANTS
               OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . .49
          Section 8.2    HSR ACT WAITING PERIOD; GOVERNMENTAL CONSENTS . . . .49
          Section 8.3    NO INJUNCTION OR GOVERNMENT ACTION. . . . . . . . . .49
          Section 8.4    EXCEPTED PROPERTIES . . . . . . . . . . . . . . . . .50
          Section 8.5    LEGAL OPINION . . . . . . . . . . . . . . . . . . . .50
          Section 8.6    REQUIRED CONSENTS . . . . . . . . . . . . . . . . . .50

     ARTICLE IX

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. . . . . . . . .50
          Section 9.1    REPRESENTATIONS, WARRANTIES AND COVENANTS
               OF BUYER. . . . . . . . . . . . . . . . . . . . . . . . . . . .51
          Section 9.2    WAITING PERIODS; GOVERNMENTAL CONSENTS. . . . . . . .51
          Section 9.3    NO INJUNCTION OR GOVERNMENT ACTION. . . . . . . . . .51
          Section 9.4    EXCEPTED PROPERTIES . . . . . . . . . . . . . . . . .51
          Section 9.5    PURCHASE PRICE REDUCTIONS . . . . . . . . . . . . . .51
          Section 9.6    LEGAL OPINION . . . . . . . . . . . . . . . . . . . .51
          Section 9.7    REQUIRED CONSENTS . . . . . . . . . . . . . . . . . .52

     ARTICLE X

                                   TERMINATION . . . . . . . . . . . . . . . .52
          Section 10.1   TERMINATION . . . . . . . . . . . . . . . . . . . . .52
          Section 10.2   PROCEDURE AND EFFECT OF TERMINATION . . . . . . . . .52

     ARTICLE XI

                            SURVIVAL; INDEMNIFICATION. . . . . . . . . . . . .53
          Section 11.1   SURVIVAL. . . . . . . . . . . . . . . . . . . . . . .53
          Section 11.2   INDEMNIFICATION BY BUYER OR SELLER. . . . . . . . . .54

     ARTICLE XII

                                  MISCELLANEOUS. . . . . . . . . . . . . . . .56
          Section 12.1   BROKERS . . . . . . . . . . . . . . . . . . . . . . .56
          Section 12.2   COUNTERPARTS. . . . . . . . . . . . . . . . . . . . .57
          Section 12.3   GOVERNING LAW . . . . . . . . . . . . . . . . . . . .57
          Section 12.4   ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . .57
          Section 12.5   EXPENSES. . . . . . . . . . . . . . . . . . . . . . .57
          Section 12.6   NOTICES . . . . . . . . . . . . . . . . . . . . . . .57
          Section 12.8   HEADINGS; DEFINITIONS . . . . . . . . . . . . . . . .58
          Section 12.9   AMENDMENTS AND WAIVERS. . . . . . . . . . . . . . . .59
          Section 12.10  INTERPRETATION. . . . . . . . . . . . . . . . . . . .59
          Section 12.11  SEVERABILITY. . . . . . . . . . . . . . . . . . . . .59
          Section 12.12  ASC GUARANTY. . . . . . . . . . . . . . . . . . . . .59

Exhibits

     2.4A      Conveyance Documents
     2.4B      Letter Agreement Regarding Conveyancing Documents
     2.5       Form of Sublease
     12.12     Guaranty

Schedules
     1.1A      1993 Sales
     1.1B      Excluded Employees
     1.1C      Stores
     2.2A      Owned Property
     2.2B      Leases
     2.2C      Contracts/Excluded Contracts
     2.2D      Purchased Software
     2.2E      Excluded Computer Hardware
     2.2F      Consignors
     2.2G      Excluded Assets
     3.2       Required Consents
     3.3       Title
     3.4       Contracts
     3.5       Litigation
     3.6       Labor Unions
     3.7       Environmental Matters
     5.3       Regulatory Matters
     5.7       Guaranties
     5.15      Covenant Not to Compete
     6.1       Employee Benefits
     7.8       Certiorari

                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of September 30, 1994, is by and between Acme Markets, Inc., a Pennsylvania corporation ("Acme"), American Stores Properties, Inc., a Delaware corporation ("ASP"), American Stores Realty Corp., a Pennsylvania corporation ("ASRC" and together with ASP "Owner"), and The Penn Traffic Company, a Delaware corporation ("Buyer").

          WHEREAS, Acme and Owner (collectively, "Seller") or their Affiliates own the Assets (as such terms are hereinafter defined); and

          WHEREAS, Buyer desires to purchase the Assets from Seller or Seller's Affiliates, and Seller desires to sell or to cause the sale of the Assets to Buyer, upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


          Section 1.1    CERTAIN DEFINITIONS.     As used in this Agreement the
following terms shall have the following respective meanings:

          "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, arbitrator, governmental or other regulatory or administrative agency or commission.

          "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control with the Person specified.

          "Antitrust Laws" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          "Associate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

          "ASC" shall mean American Stores Company, a Delaware corporation.

          "Asset Purchase" shall mean the consummation of the transactions contemplated by this Agreement at the Closing.

          "Cash" shall mean currency and coin change.

          "Closing" shall mean the consummation of the transactions contemplated by Section 2.2.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto and the rules and regulations promulgated thereunder.

          "Confidentiality Agreement" shall mean the letter agreement between ASC and Buyer dated June 1, 1994.

          "Consent" shall mean any consent, waiver or approval of a third party required to take any action contemplated by this Agreement with respect to any of the Assets.

          "Consent Period" shall mean the six month period after the Primary Closing Date in which Seller may obtain any Consents required with respect to the assignment of Leases.

          "Covered Liabilities" shall mean any and all debts, losses, claims, damages, costs, demands, fines, judgments, contracts (implied and expressed, written and unwritten), penalties, obligations, payments, liabilities of every type and nature (whether known or unknown, fixed or contingent), including, without limitation, those arising out of any Action, together with any reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) incurred in connection with any of the foregoing (including, without limitation, reasonable costs and expenses incurred in investigating, preparing or defending any pending or threatened Action).

          "Delayed Closing Date" shall mean, with respect to any Excepted Property, the first date after the Primary Closing Date that such Excepted Property is conveyed to Buyer by purchase, lease, sublease or otherwise.

          "Environmental Laws" shall mean, collectively, all federal, state and local laws and regulations relating to pollution of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or sub-surface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto and the rules and regulations promulgated thereunder.

          "Excepted Property" shall mean any Owned Property or leased Property the fee or leasehold interest in which is not transferred at the Primary Closing Date, by reason of Section 2.5 or Section 2.9.

          "Hazardous Materials" shall mean all materials defined as "hazardous substances," "hazardous wastes," "toxic substances," "solid wastes" or bearing similar or analogous definitions in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section Section
9601 ET SEQ., as amended, (ii) the Resource Conservation and Recovery Act, 42 U.S. C. Section Section 6901 ET SEQ., as amended, (iii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ., as amended, or (iv) any other federal, state or local environmental statute. Notwithstanding anything to the contrary in this Agreement, the phrase "Hazardous Materials" shall include petroleum and petroleum products but shall exclude asbestos.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Knowledge" shall mean, with respect to any corporation, the actual knowledge of the officers of such corporation without independent inquiry, and with respect to any other Person, the actual knowledge of such Person without independent inquiry.

          "Least Stringent Remediation Standard Acceptable Under All Environmental Laws" means (i) the least stringent of any directly applicable and duly promulgated or legally enforceable and routinely applied and generally accepted cleanup standards or remediation levels under Environmental Laws for the use of the Properties as of the Closing, and where different governmental authorities have established different standards or levels, the most stringent of such standards or levels; or (ii) if no such standard or level has been established, the standard or level established, using recognized risk assessment methodologies, at or below which no unreasonable risk to human health or the environment is reasonably presented based on the use of the property as used at Closing.

          "Monetary Encumbrances" shall mean, collectively, the mortgages, security interests and other obligations identified as "Monetary Encumbrances" in Schedule 3.3 hereto.

          "1993 Sales" shall mean for any Store or Stores, the aggregate sales revenue for such Store or Stores for the calendar year 1993 set forth in
Schedule 1.1A.

          "Permitted Exceptions" shall mean, collectively, (i) all statutory or other liens for real estate taxes or assessments which are not yet due at the Closing; (ii) all non-monetary liens, covenants, charges, easements, restrictions and encumbrances contained (or otherwise disclosed or identified in sufficient detail such that Buyer is put on notice regarding the material facts of such liens, covenants, charges, easements, restrictions and encumbrances) in the property and lease files furnished to Buyer by Seller prior to the date hereof, including, without limitation, (A) all matters, conditions and states of fact so disclosed or identified in title reports, surveys, correspondence or other documents located in such files and (B) all leases, subleases, licenses, concessions or service contracts, common area maintenance, reciprocal easement agreements, or other operating, maintenance or development agreements contained (or so disclosed or identified) in such files; (iii) all laws and governmental rules, regulations, ordinances and restrictions not violated by the Stores, provided that Permitted Exceptions shall include such violations which would not have a material adverse effect on (x) the value of any individual Store or (y) the continued operation of any individual Store as it is currently operated;
(iv) with respect to any asset which consists of a leasehold estate or possessory interest in real property, all mortgages or deeds of trust to which the underlying fee estate in such real property is subject provided either (x) the holder of such mortgage or deed of trust would not be entitled to foreclose upon or otherwise terminate such leasehold estate or possessory interest in the event of a foreclosure upon the underlying fee estate, (y) an effective nondisturbance agreement exists; or (z) Seller shall indemnify Buyer against such mortgage or deed of trust; (v) all mechanics', carriers', workers', repairers' and similar liens (provided Seller shall indemnify Buyer against such liens for improvements or repairs made by or at the direction of Seller); (vi) all exceptions, objections, claims, defects, easements, encroachments, encumbrances, covenants, restrictions, conditions, leases, tenancies and the like (collectively "Defects") of record; (vii) all Defects (other than leases or tenancies not included in the property and lease files of Seller and its Affiliates provided to Buyer prior to the date hereof) that are or should be apparent from a physical inspection or survey; (viii) any other non-monetary liens, charges, easements, restrictions, encumbrances and other matters, if any, which do not materially adversely interfere with the continued use of the property by Buyer for supermarket purposes as presently conducted by Seller; and (ix) the matters described in the last sentence of this definition. Seller shall indemnify Buyer from and against any matters created by reason of Seller's acts at any Owned Property and first appearing on the public records at any time during the period September 1, 1994 through Closing provided such matter has a material adverse effect on the value or use and operation of the subject Owned Property. Within 15 days after the Primary Closing Date, Buyer shall notify Seller in writing as to whether its search of the public records has disclosed any such matter(s). If Buyer advises Seller of the existence of such matter, Seller shall have the right, but not the obligation, to remove or caused to be removed such matter from the public records and Buyer shall cooperate with Seller with respect to such removal. Seller agrees to indemnify Buyer against (i) any claim that the loading dock at store 5509 (Tamaqua) encroaches on an easement and (ii) the costs of removing the sign referenced in the complaint and ejectment No. S-218 of 1988 in the Office of the Prothonotary of Schuykill County.

          "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          "Prime Rate" shall mean the publicly announced prime commercial lending rate of Morgan Guaranty Trust Company of New York in effect from time to time.

          "Private Label Items" shall mean "private label" merchandise bearing a name or logo identifying, or used exclusively by Seller or any of its Affiliates, including, without limitation, "Acme", "Osco", "Econo Buy", "Lancaster", "Fireside", "Skyline" and "Value Wise".

          "Seller's Employees" shall mean, collectively, all Store employees of Seller and its Affiliates on the date immediately prior to the Primary Closing Date relating to Seller's or its Affiliates' operation of the Stores, including such employees who are disabled or taking a leave of absence and who are listed as such on Schedule 1.1B, but excluding the employees (collectively, the "Excluded Employees") listed on Schedule 1.1C as excluded employees and excluding the employees of Seller and its Affiliates not covered by the Collective Bargaining Agreements set forth on Schedule 3.6 hereto who are
(i) disabled as of the Primary closing Date under the terms of Seller's disability plan or under any workers' compensation plan (other than by reason of pregnancy or childbirth for normal disability periods), (ii) taking a leave of absence other than an authorized leave of absence pursuant to Seller's authorized leave of absence policy, or (iii) taking a leave of absence pursuant to Seller's authorized leave of absence policy, which leave of absence is for
(x) disability (other than pregnancy or childbirth for normal disability periods) or (y) personal leave in excess of 30 days pursuant to Section II.B of Seller's authorized leave of absence policy. In the case of any Excepted Properties, "Seller's Employees" shall mean all Store employees of Seller or its Affiliates located at such Excepted Property immediately prior to any subsequent conveyance of the fee or leasehold interest therein to Buyer other than Excluded Employees.

          "Stores" shall mean, collectively, the retail stores listed on
Schedule 1.1C.

          Section 1.2 ADDITIONAL DEFINED TERMS. The following defined terms are defined in the Sections set forth opposite such term:

     Term                                                     Section
     ----                                                     -------

     Assets                                                   2.2(a)
     Assumed Liabilities                                      2.2(c)
     Average 1993 Sales Per Divested Store                    5.3(c)
     Books and Records                                        2.2(a)(x)
     Buyer Indemnified Parties                                11.2(b)
     Collective Bargaining Agreements                         6.1
     Continuing Employees                                     6.1
     Contractor                                               2.9(a)(i)
     Contracts                                                2.2(a)(viii)
     Divested Stores                                          5.3(c)
     Equipment                                                2.2(a)(iii)
     Estimate                                                 2.9(a)
     Estimated Purchase Price                                 2.3(a)
     Excluded Assets                                          2.2(b)
     Excluded Environmental Liabilities                       2.2(c)
     Guaranties                                               5.7
     Guaranty Event                                           12.12
     Insurance Proceeds                                       2.9(a)
     Inventory                                                2.2(a)(iv)

     Inventory Service                                        2.6(b)
     Leases                                                   2.2(a)(ii)
     Owned Properties                                         2.2(a)(i)
     Out-of-Date Seasonal                                     2.6(a)
     Permits                                                  2.2(a)(ix)
     Phase I Consultant                                       5.11
     Phase I Inspection                                       5.11
     Prepaid Expenses                                         2.2(a)(vi)
     Primary Closing Date                                     2.1
     Private Label Supplies                                   5.10(a)
     Prorated Charges                                         2.8(a)
     Purchase Price                                           2.3(a)
     Purchased Software                                       2.2(a)(xiii)
     Responsible Individuals                                  3.7
     Retail                                                   2.6(a)
     Section 1031 Treatment                                   2.11
     Seller Indemnified Parties                               11.2(a)
     Store Cost                                               2.6(a)
     Supplies                                                 2.2(a)(v)
     Survival Period                                          11.1
     Taxes                                                    7.2
     Territory                                                5.15



                                   ARTICLE II

                           CLOSING; PURCHASE AND SALE

          Section 2.1 TIME AND PLACE OF CLOSING. The Closing shall take place at 10:00 A.M., Eastern Daylight Savings Time, on the day that is thirty
(30) days after the delivery of the financial information contemplated in
Section 5.14, at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103 or such other place as Buyer and Seller shall mutually agree or, if each of the conditions set forth in Articles VIII and IX shall not have been satisfied or duly waived, the fifth business day after the date on which such conditions shall be satisfied or duly waived, or if Seller and Buyer shall mutually agree on a different date, the date upon which they shall have mutually agreed (such date being referred to herein as the "Primary Closing Date"); provided, however, the Closing shall not take place during the week of November 21, 1994. The parties agree to use their best efforts to effect the Closing by November 3, 1994.

          Section 2.2 PURCHASE AND SALE OF THE ASSETS AND ASSUMPTION OF LIABILITIES. (a) Subject to the satisfaction or waiver of all of the conditions set forth herein, on the Primary Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, accept, assume and pay for, all of Seller's right, title and interest at the Primary Closing Date in and to the following assets, properties and rights (hereinafter collectively referred to as the "Assets") (PROVIDED, HOWEVER, that if any Affiliate of Seller owns any Owned Property or holds any Lease or owns or leases any Equipment, Seller shall cause such Affiliate to convey all of such Affiliate's right, title and interest in such Owned Property, Lease or Equipment to Buyer pursuant to the terms of this Agreement):

               (i) those parcels of real property owned by Seller or any of its Affiliates identified on Schedule 2.2A, together with all buildings, fixtures and improvements located on or attached to such real property, and all options, rights of first refusal, licenses and permits (to the extent transferable), leases, subleases, easements and rights-of-way which are appurtenant to such real property, subject to the Permitted Exceptions (all of which are collectively referred to as the "Owned Properties");

               (ii) all of the leases and subleases of real property which are listed on Schedule 2.2B, and the related leasehold interests, licenses, permits (to the extent transferable), leases, subleases, easements and rights-of-way which are appurtenant to and subject to such leasehold interest, subject to the Permitted Exceptions (collectively, the "Leases");

               (iii) except as provided in Section 2.2(b), all of the machinery, equipment, forklifts, tools, furniture, fixtures, leasehold improvements, pallets, phones, computer equipment, order entry devices and other items of personal property which are owned by Seller or any of its Affiliates on the Primary Closing Date and which are located upon or affixed to the Stores (collectively, the "Equipment");

               (iv) all merchandise inventory owned by Seller or its Affiliates which is located at the Stores on the Primary Closing Date or which is in transit to the Stores on the Primary Closing Date and all Private Label Items in transit from vendors of Seller or its Affiliates to the Stores (the "Inventory"); PROVIDED, HOWEVER, that the Inventory does not include (i) any items that under applicable law cannot be transferred to Buyer without appropriate approvals, unless such approvals have been obtained and (ii) full cases of Private Label Items;

               (v) the supplies, containers, labels, packaging material, maintenance supplies, raw food materials, fuel and other similar items owned by Seller or its Affiliates which are located at the Stores or at vendors of Seller and its Affiliates on the Primary Closing Date (the "Supplies"); PROVIDED, HOWEVER, that the Supplies shall not include preprinted forms with the names or logos specified in Section 5.10(a), including, without limitation, printed purchase orders, sales, maintenance and license agreements;

               (vi) the amount of transferable deposits, prepaid rent and prepaid expenses made by Seller or any of its Affiliates for all Leases, Contracts or Permits or otherwise relating to the Assets transferred to Buyer (collectively, the "Prepaid Expenses") as certified by Seller pursuant to Section 2.10;

               (vii) the amount of Cash located at the Stores as certified by Seller pursuant to Section 2.10;

               (viii) all contracts and agreements (whether oral or written) of Seller and its Affiliates relating to the operations of Seller or its Affiliates at the Stores, including, without limitation, any purchase orders or supply agreements for Inventory and Supplies relating to the operation of the Stores to the extent provided herein; leases of or agreements relating to the maintenance, acquisition or use of the Stores or any machinery, equipment, forklifts, tools, furniture, fixtures, phones, computer equipment, pallets, order entry devices and other items of personal property related thereto and the contracts listed on Schedule 2.2C (collectively, the "Contracts"); PROVIDED, HOWEVER, that the Contracts shall exclude the contracts listed as excluded Contracts on Schedule 2.2C and shall also exclude all contracts and agreements (whether oral or written) of Seller with or to any of Seller's Affiliates other than purchase orders for Private Label Items;

               (ix) the licenses and permits pertaining to the operations of Seller at the Stores which are legally transferable and assignable to Buyer and which Buyer elects to assume by written notice to Seller at least ten days prior to the Primary Closing Date (collectively, the "Permits");

               (x) the following books and records of Seller or its Affiliates relating solely to the operations of Seller or its Affiliates at the Stores, to the extent such books and records exist and are in Seller's or its Affiliates' possession on the Primary Closing Date, without any representation or warranty regarding the accuracy, completeness or reliability thereof (collectively, "Books and Records") (although Seller shall have the right to keep copies of any such Books and Records):

                    (A) surveys (boundary and topographical), fixture plans, building, site and pylon sign drawings, refrigeration drawings, shop drawings, case connection drawings, structural drawings, electrical drawings, mechanical drawings, as-built drawings, warranties and guarantees relating to the condition of the improvements on the Stores and the Equipment, soil tests and reports and environmental tests, reports and assessments, but specifically excluding (x) all policy, compliance and procedure manuals, (y) internal audit reports and (z) any information, books, records, files and papers concerning the financial performance, strategic plans, budgets, forecasts and competitive or capital spending analyses of the Stores or Seller's or its Affiliates' operations (or new stores to be operated by Seller);

                    (B) the job title, job description, rate of pay, hire date, birth date, eligibility for bonus pursuant to Seller's bonus plans, job classification (I.E., full-time or part-time), social security number and year-to-date earnings, relating to Seller's Employees who are hired by Buyer;

                    (C)  Contracts, Leases and Permits; and

                    (D) current scan files for retail price data, bad check files and lists of check cashing customers for each of the Stores;

                    (E) weekly sales records for the most recent twelve month period ending within 7 days prior to the Primary Closing Date for each of the Stores and annual sales records for each of the Stores for the three fiscal years ending January 29, 1994;

               (xi) the computer hardware and the satellite communication equipment located at the Real Property as of the date hereof subject to changes in the ordinary course of business;

               (xii) copies of insurance certificates that Seller has provided to third parties pertaining to the Stores (including, without limitation, the identity of the named insureds and loss payees); and

               (xiii) to the extent such software is not proprietary to Seller and/or its Affiliates and to the extent transferable, the computer software listed on Schedule 2.2D (the "Purchased Software"); provided, however, that Buyer agrees that such software shall be used by Buyer exclusively in connection with Buyer's operation of the Stores after Closing; and provided further that Buyer acknowledges that Seller shall have no obligation to upgrade, maintain or make any such Purchased Software compatible with any computer system employed by Buyer now or in the future.

               (b) Assets not described above and the property, assets and rights described below (collectively, the "Excluded Assets") are expressly excluded from the Asset Purchase:

               (i) Cash or cash equivalents on deposit in banking or financial institutions or any accounts (savings, checking or otherwise) or safety deposit boxes;

               (ii) Cash, checks, manufacturers' coupons, food-stamps and WIC coupons located in or at the Stores except as provided in Section 2.10;

               (iii) accounts receivable, including, without limitation, accounts receivable of the Stores, and, except as may be provided to the contrary in Section 2.9, insurance proceeds, condemnation awards or other compensation payable upon any sale, destruction, damage, taking or other disposition of any of the Assets;

               (iv) trademarks, trade names, patents, servicemarks, copyrights, logos, pending applications for the foregoing, systems, practices and similar intangibles, including but not limited to goodwill, it being understood that Buyer shall remove, destroy and dispose of all signs, stationary, labels and other materials featuring, containing or comprising such names or logos of Seller or its Affiliates, other then Private Label Items (except as such destruction may be required by Section 5.10), appearing anywhere in, on or about the Stores, at Buyer's expense within ten (10) days after the Primary Closing Date;

               (v) claims, rebates, refunds, prepaid discounts, allowances or other monies or consideration received by Seller under any agreement or transaction effected prior to the Primary Closing Date and other general intangibles arising from the operations of Seller or its Affiliates at the Stores prior to the Closing, including, without limitation, any claim that Seller or any of its Affiliates may have, have had or will have under the Antitrust Laws with respect to any events or acts occurring prior to the Closing;

               (vi) all books and records (except as specifically otherwise provided in Section 2.2(a)(x));

               (vii) computer hardware listed on Schedule 2.2E and all computer software other than the Purchased Software;

               (viii) any assets located at Seller's corporate offices in Malvern, Pennsylvania, Chicago, Illinois and Salt Lake City, Utah;

               (ix)      consigned inventory from the consignors listed on
          Schedule 2.2F;

               (x) accounts receivable from subsidiaries and Affiliates of Seller, Seller's pension, profit-sharing or other funded employee benefit plan assets;

               (xi) the capital stock owned or held by Seller in any subsidiary or Affiliate of Seller;

               (xii) except as provided in Section 2.2(a), the assets owned or held by any subsidiary or Affiliate of Seller or any division of Seller other than Owner;

               (xiii) any asset or item that is used in connection with inventory that is an Excluded Asset;

               (xiv) all bonds and letters of credit including, but not limited to, those posted to support Seller's workers' compensation obligations and general liability and other insurance obligations, policies and premiums;

               (xv) the fee, leasehold or possessory interest of Seller and its Affiliates in the Excepted Properties and the related assets thereon to the extent not conveyed to Buyer at the Primary Closing Date by reason of Section 2.5 or Section 2.9;

               (xvi)     rolling stock;

               (xvii)    full cases of non-perishable Private Label Items; and

               (xviii)   all property listed on Schedule 2.2G.

               (c) At the Closing, Buyer shall assume and agree to perform or discharge, and indemnify and hold the Seller Indemnified Parties harmless from and against, the obligations of Seller and its Affiliates (a) arising under the Leases, Contracts and Permits from and after the Primary Closing Date, (b) arising from or relating to environmental liabilities and obligations arising out of or relating to the ownership, occupancy, operation or use of the Stores and the real property relating thereto, whether arising before or after the Closing Date, except to the extent (but only to the extent) that the last sentence of Section 3.7 of this Agreement is untrue, and except for the Excluded Environmental Liabilities (as hereinafter defined), (c) subject to Section
6.1, arising under the Collective Bargaining Agreements (as defined in Section
6.1 hereof) and any duties and obligations of Seller and its Affiliates and Associates arising under the Taft-Hartley Act or otherwise arising under or relating to such agreements, and (d) the liabilities and obligations of Seller and its Affiliates under purchase orders for goods and services to be delivered to the Stores on or after the Primary Closing Date. (Collectively, the "Assumed Liabilities"). "Excluded Environmental Liabilities" shall mean environmental obligations and liabilities arising from the activities of Seller, its contractors or agents in arranging for the offsite disposal of waste or the offsite disposal of such waste pursuant to such arrangements. Except as otherwise provided in this Agreement, Buyer does not assume any liabilities of Seller and its Affiliates.

               (d) Except as herein provided, to the extent that any Lease, Contract or other Asset cannot be sold, assigned or conveyed without the Consent of any Person, or if such sale, assignment or conveyance or attempted sale, assignment or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment or conveyance thereof, or an attempted sale, assignment or conveyance thereof (unless and until such Consent is obtained). Except as expressly provided herein, Seller shall not be obligated to sell, assign or convey to Buyer any of Seller's rights and obligations in and to any of the Assets without first obtaining all Consents necessary to effect such sale, assignment or conveyance.

          Section 2.3 PURCHASE PRICE. (a) The purchase price for the Assets (the "Purchase Price") shall be equal to the sum of (i) Seventy Five Million, Five Hundred Thousand Dollars ($75,500,000), plus (ii) the purchase price of the Inventory and the Supplies, as determined in accordance with Section 2.6, plus
(iii) the total amount of Cash and Prepaid Expenses set forth in the certificate delivered by Seller pursuant to Section 2.10. Ten business days prior to the Primary Closing Date, Seller shall provide Buyer with a schedule setting forth the aggregate book value of the Inventory and the Supplies as of the most recent monthly closing period, which, together with the amount set forth in the certificate referred to in clause (iii) of the preceding sentence, shall be used in calculating the estimated purchase price (the "Estimated Purchase Price") to be paid at the Closing.

               (b) As promptly as practicable, but in any event within 15 days after the Primary Closing Date, Seller and Buyer shall agree in good faith upon the valuation of the Inventory and Supplies determined pursuant to Section 2.6. If the value of the Inventory and the Supplies so determined pursuant to Section
2.6 is greater than the value of the Inventory and Supplies used to calculate the Estimated Purchase Price, Buyer shall pay Seller an amount in cash equal to such excess. If the value of the Inventory and the Supplies so determined pursuant to Section 2.6 is less than the value of the Inventory and Supplies used to calculate the Estimated Purchase Price, Seller shall pay Buyer an amount in cash equal to such deficit. Any such payments pursuant to this Section 2.3(b) shall be made in immediately available funds within five business days of the determination of the value of the Inventory and Supplies pursuant to Section
2.6 and shall include interest thereon from the Primary Closing Date to the date of payment at the Prime Rate in effect from time to time. No other post-Closing adjustment to the Estimated Purchase Price shall be made except as expressly provided in this Agreement with respect to Excepted Properties.

          Section 2.4 DELIVERIES. (a) At the Closing, Seller shall deliver the following to Buyer:

          (i) special warranty deeds (or quitclaim or other form of deed without covenant or warranty as Seller may elect, provided that such deed is insurable by Buyer's title insurance company at Closing at ordinary and customary title insurance rates payable by Buyer), bills of sale, endorsements, assignments, leases, subleases and other instruments of transfer and conveyance of the Assets (including a general assignment of all warranties and guarantees (to the extent assignable) other than warranties regarding title held by Seller or its Affiliates, if any, for the Assets transferred), in form reasonably acceptable to Buyer and Seller; PROVIDED, however, that any such instruments shall be without representation or warranty by, or recourse to, Seller or any of its Affiliates, except as otherwise specifically provided herein;

          (ii) all Books and Records in the possession of Seller or its Affiliates which are not located on the Stores;

          (iii) a certificate of Seller (signed on behalf of Seller by its President or a Vice President) that the condition set forth in Section 8.1 has been satisfied (except as waived by Buyer);

          (iv)      the opinion of counsel described in Section 8.5;

          (v) incumbency certificates with respect to the officers of Seller who execute this Agreement and any other agreements, certificates or other documents in connection with the Asset Purchase;

          (vi) a list of the Equipment; provided however, that such list shall be without representation or warranty regarding accuracy, completeness or reliability by, or recourse to, Seller or any of its Affiliates; and

          (vii) good standing certificates issued by the Secretary of State of the jurisdiction of incorporation for each of Acme, ASP and ASRC and copies of resolutions of the board of directors of each of Acme, ASP and ASRC authorizing the transactions contemplated hereby.

          (b)  At the Closing, Buyer shall deliver the following to Seller:

          (i) cash in the amount of the Estimated Purchase Price, by wire transfer of immediately available funds in such amount to the bank account or accounts designated by Seller (or by such other means as are agreed upon by Buyer and Seller);

          (ii) assumption agreements, leases or subleases with respect to the Contracts and Leases substantially in the form attached hereto as
     Exhibit 2.4A or in such other form (including indemnities consistent with this Agreement) as shall be reasonably acceptable to Buyer and Seller;

          (iii) a certificate of Buyer (signed on behalf of Buyer by its President or a Vice President) that the condition set forth in Section 9.1 has been satisfied (except as waived by Seller);

          (iv)      the opinion of counsel described in Section 9.6;

          (v) incumbency certificates with respect to the officers of Buyer who execute this Agreement and any other agreements, certificates or other documents in connection with the Asset Purchase;

          (vi)      the insurance certificates required by Section 5.13; and

          (vii)     the agreement attached as Exhibit 2.4B hereto.

          Section 2.5    ENCUMBRANCES; LEASES.  (a)    If any party whose
consent is required to assign the Leases to Buyer refuses or fails to give its written consent to an assignment of any Lease, or conditions its consent on terms unacceptable to Seller or Buyer, then in lieu of assigning such Lease to Buyer, and with no adjustment in the Purchase Price, Seller and Buyer shall, to the extent permitted under such Lease, enter into a sublease of the premises demised pursuant to such Lease on the Primary Closing Date on a fully-net basis and on such terms as will generally confer and impose upon Buyer, as sublessee, during the term of such sublease (including all renewal periods available under the Lease), all of Seller's rights and obligations with respect to such premises (exclusive of Seller's leasehold estate therein) on the terms set forth in
Exhibit 2.5. If either (i) any party whose consent is required to sublease to Buyer the premises demised pursuant to such Lease as contemplated by the preceding sentence refuses or fails to give its written consent to such sublease, or conditions its consent on terms unacceptable to Seller or Buyer, or (ii) immediately prior to the consummation of the Asset Purchase there exists a default (or an event which, with the giving of notice or lapse of time, would become a default) on Seller's part under such Lease which permits the landlord to terminate such Lease prior to the scheduled expiration of its term (which default has not been cured or permanently waived) and Seller does not agree to indemnify Buyer against early termination of such Lease up to the product of .21 multiplied by the 1993 Sales for such property, then, subject to Sections 8.4 and 9.4, the absence of any such required consent or the existence of such default or potential default shall not be a basis for failing to consummate the Asset Purchase on the Primary Closing Date and, at Buyer's option, either (i) Buyer shall accept the assignment of such Lease (or sublease such Property) notwithstanding the absence of such consent or the existence of such default or (ii) Buyer shall, by written notice to Seller not less than 5 business days prior to the Primary Closing Date, designate such Property as an Excepted Property and the Purchase Price shall be reduced by an amount equal to the sum of (i) the product of (x) .21 multiplied by (y) the 1993 Sales for such Excepted Property and (ii) to the extent Seller has not exercised its rights pursuant to the first sentence of Section 2.5(b), the purchase price for the related Inventory, Supplies and Prepaid Expenses calculated in accordance with Section 2.3 with respect to such Excepted Property and the related Assets thereon. In the event Buyer accepts the assignment of the Lease (or sublease such Property) notwithstanding the absence of any such required consent or the existence of any such default or potential default, Buyer shall indemnify the Seller Indemnified Parties against any Covered Liabilities relating to the absence of such consent or the existence of such default. In the event such Property becomes an Excepted Property, and at any time during the Consent Period, Seller obtains any required consent to assignment or sublease, or cures, or obtains a waiver to, any such default, Seller shall so notify Buyer in writing and, as promptly as practicable and in any event within 30 days after Buyer has received such notice from Seller, Buyer shall assume such Lease (or enter into such sublease, as the case may be) and purchase the related Assets thereon at the purchase price equal to the sum of (i) the product of (x) .21 multiplied by (y) the 1993 Sales for such Excepted Property and (ii) to the extent Seller has not exercised its rights pursuant to the first sentence of
Section 2.5(b), the purchase price for the related Inventory, Supplies and Prepaid Expenses calculated pursuant to Section 2.3 as of the Delayed Closing Date.

               (b) Notwithstanding anything in this Section 2.5 to the contrary, with respect to any Stores that become Excepted Properties under this Agreement, Seller shall have the right to close such Stores and sell the Inventory and the Supplies located thereon to Buyer on the Primary Closing Date at the purchase price therefor calculated in accordance with Section 2.3 less all reasonable costs incurred by Buyer in transferring such Inventory and Supplies to its stores and warehouses in Pennsylvania. Seller shall be entitled, if during the Consent Period it shall cure such defect as shall have caused any such Stores to become an Excepted Property as provided in this Agreement, to convey or lease (as the case may be) such closed Stores to Buyer, and Buyer shall pay a purchase price for such Property equal to the sum of (i) the product of (x) .21 multiplied by (y) the 1993 Sales for such Excepted Property and (ii) to the extent Seller has not exercised its rights pursuant to the first sentence of Section 2.5(b), the purchase price for the related Inventory, Supplies and Prepaid Expenses calculated pursuant to Section 2.3 as of the Delayed Closing Date. If Seller elects to continue to operate any Stores that become Excepted Properties, at Seller's request, Buyer shall enter into a commercially reasonable supply agreement to supply to such Excepted Properties at the invoice cost Buyer charges to its own stores (including freight) the same merchandise supplied to Buyer's own stores for a period not exceeding the Consent Period.

          Section 2.6 INVENTORIES; COMPUTATION OF THE INVENTORY PURCHASE PRICE. (a) The purchase price for the Inventory and the Supplies in the Stores shall be determined as follows:

                                        Percentage of Retail
                                            or Store Cost
                                        --------------------

     *General Merchandise                    59.52%
     *Grocery                                71.49%
     *Cigarettes                             59.52%
      Seafood                                Store Cost
      Floral                                 Store Cost
      Meat                                   Store Cost
      Produce                                Store Cost
      Bakery                                 Store Cost
      Deli                                   Store Cost
      Pre-Pack                               Store Cost
      Supplies                               Store Cost
      Pharmacy                               Store Cost
     *Liquor                                 59.52%
      Out-of-Date Seasonal                   50%
________________
* Denotes departments to be inventoried by Inventory Service. Categories that are not marked with * will be inventoried by Seller's employees in the presence of a representative of Buyer and in accordance with instructions consistent with

     Seller's standard inventory policy (or, in the case of Supplies, according to a procedure reasonably acceptable to Buyer and Seller).

          "Store Cost" shall mean the delivered cost of an item being inventoried from the vendor to the Stores directly or to Seller's or its Affiliates' distribution centers (inclusive of vendor freight and delivery costs imposed on Seller and its Affiliates), net of warehousing costs and net of transportation costs from Seller's or its Affiliates' distribution centers to the Stores.

          "Retail" shall mean the price for an item defined in Seller's standard inventory policy.

          "Out-of-Date Seasonal" means items that are sold only at a time of the year relating to a specific holiday or season (other than Thanksgiving and Christmas, the items relating to which shall be valued at the same percentage of Retail Cost reduction factor as general merchandise).

               (b) A physical count of the Inventory and the Supplies shall be made by Seller (with Buyer's representatives present) and, to the extent set forth below, Washington Inventory Service, or to the extent Washington Inventory Service is not able to perform such functions at all locations, an inventory counting service jointly selected by Seller and Buyer (collectively, the "Inventory Service"). The Inventory Service will inventory the general merchandise, grocery, cigarettes and liquor at the Stores. A physical count of the Inventory located at the Stores will be made beginning 2 days prior to the Primary Closing Date, on the Primary Closing Date and ending 1 day after the Primary Closing Date in accordance with a schedule mutually agreeable to Buyer and Seller, in each case in accordance with instructions consistent with Seller's standard inventory policy (or, in the case of Supplies, according to a procedure reasonably acceptable to Buyer and Seller); PROVIDED, HOWEVER, that no items shall be deemed "unsaleable" and no reduction shall be made in the amounts specified in paragraph (a) above based upon the condition or salability of such merchandise, except that date-coded merchandise which is out of date on the day such inventory is counted and damaged and spoiled merchandise (which is not returnable to the supplier for credit) shall not be counted or valued.
Consigned inventory shall be counted but not valued for purposes of calculating the purchase price for the Inventory pursuant to this Section 2.6. Seller shall have the right to sell Inventory at a discount prior to the Primary Closing Date. Supplies in broken units shall be inventoried with the value provided in paragraph (a) provided the inventory representatives reasonably believe such Supplies have some value. In connection with the inventory of the Stores, a reconciliation shall be conducted that will reflect the Inventory delivered to the Stores, or sold by the Stores, before or after the Primary Closing Date and prior to or after such inventory counting, as the case may be. Buyer assumes all liability and risk with respect to the sale, use or non-use of the Inventory and the Supplies after Closing, and hereby reaffirms that Seller is making no representation or warranty of any kind regarding the condition, usefulness or fitness for any purpose of the Inventory or the Supplies. Both parties shall have representatives present during the inventory who shall ensure that all items have been inventoried and who shall approve in writing all computations prior to leaving the premises. The parties agree to be cooperative and reasonable in connection therewith. Buyer and Seller shall each pay one-half of the cost of the Inventory Service.

          Section 2.7 MERCHANDISE AND SUPPLIES IN TRANSIT. Merchandise and Supplies ordered in the ordinary course of business, delivery of which is not received on or prior to the Primary Closing Date by Seller, shall become the property of Buyer. Buyer shall pay the vendor for the merchandise and supplies in accordance with the invoice terms and conditions including any applicable transportation charges, and Buyer shall not be entitled to reimbursement of all or any portion of such payment from Seller. Seller shall reasonably cooperate with Buyer with respect to Seller's orders for seasonal merchandise or other orders which would be delivered to the Stores after the Primary Closing Date. If Seller reasonably believes that all conditions to the Closing will be satisfied, one week prior to the Primary Closing Date, Buyer shall have the right at Buyer's expense to inspect all open order files for the Stores and shall have the right at Buyer's expense to cancel orders for merchandise and Supplies which would be delivered to the Stores after the Primary Closing Date, if such orders can be cancelled without charge to Seller or if Buyer pays such cancellation charge.

          Section 2.8 PRORATIONS. (a) All rent (excluding percentage rent), common area charges, utility charges (including, without limitation, those related to Permits or Contracts), and other obligations, under the Contracts and Leases assigned to Buyer hereunder shall be prorated on a daily basis as of 11:59 p.m on the day immediately preceding the Primary Closing Date (collectively, the "Prorated Charges"). The Prorated Charges relating to the period prior to the Primary Closing Date shall be allocated to and be the obligation of Seller. The Prorated Charges relating to the period including and subsequent to the Primary Closing Date shall be allocated to and be the obligation of Buyer. On the Primary Closing Date, such prorations shall be based on actual, current payments by Seller wherever possible and, to the extent such actual amounts are not available, such prorations shall be estimated as of the Primary Closing Date based on actual amounts for the most recent comparable billing period; and Buyer and Seller shall settle and pay all amounts owing to each other based thereon at the Closing. When the actual amounts become known, such prorations shall be recalculated promptly thereafter by Buyer and Seller, and Buyer and Seller shall make any additional payment or refund, as the case may be, so that the corrected prorated amount shall have been paid by each of Buyer or Seller, as the case may be, promptly, but in no event later than five business days after calculation. For Excepted Properties conveyed to Buyer after the Primary Closing Date, the Prorated Charges with respect to such Excepted Property shall be prorated as of the Delayed Closing Date for such Excepted Property.

               (b) With respect to each of the Leases assigned to Buyer at the Closing, Seller shall pay to Buyer, not later than ten days prior to the date Buyer is obligated to pay percentage rent (if any) under such Lease, Seller's prorated share of any percentage rent due for the lease year in which the Primary Closing Date occurs. Seller's prorated share of percentage rent for any Store shall be calculated by multiplying (i) a fraction, the numerator of which is the amount of the relevant gross sales (or other relevant criterion) at such Store from the first day of such lease year to but not including the Primary Closing Date, and the denominator of which is the sum of Buyer's and Seller's relevant gross sales (or other relevant criterion) at such Stores for the entire lease year, by (ii) the amount of percentage rent due under the Lease for such Store. Seller shall, not later than forty-five days prior to the date Buyer is obligated to pay percentage rent for any Store, provide such information as Buyer shall be required to submit to landlords under the Leases in connection with the payment of percentage rent. Buyer shall promptly provide Seller with copies of all percentage rent computations made pursuant to this Section, but in no event shall such computation be provided to Seller later than ten days prior to the date Seller is obligated to pay Buyer for its portion of such percentage rent. For Excepted Properties conveyed to Buyer after the Primary Closing Date, the prorated shares of any percentage rent with respect to such Excepted Property shall be prorated as of the Delayed Closing Date for such Excepted Property.

               (c) Personal property taxes and real estate taxes and assessments on the Assets for the tax year in which the

Primary Closing Date falls (excluding any interest and penalties on, in lieu of or for non-collection of or additions to any such taxes or assessments) shall be prorated as of 11:59 p.m. on the day immediately preceding the Primary Closing Date and Seller shall bear the portion thereof allocable to the portion of such tax year ending at 11:59 p.m. on the day immediately preceding the Primary Closing Date and Buyer shall bear the remainder. Any interest and penalties on, in lieu of or for non-collection of or additions to any such taxes or assessments shall be paid by the Person holding such Asset at the time such interest or penalty accrues. If the tax statement for such tax year is in the possession of the parties on the Primary Closing Date, payment of the prorated Taxes shall be accomplished on such date. If the tax statement for the applicable tax year is not in the possession of the parties on the Primary Closing Date, the tax proration payment shall be based on the prior year's Taxes. When the applicable tax statement is received, such prorations shall be recalculated promptly thereafter by Buyer and Seller, and Buyer and Seller shall make any additional payment or refund, as the case may be, so that the corrected prorated amount shall have been paid by each of Buyer and Seller, as the case may be, promptly, but in no event later than five business days after such calculation. If the Seller or its Affiliates receive any tax bills relating to the Assets after the Primary Closing Date, such tax bills shall be forwarded to the Buyer within 20 days of receipt. For Excepted Properties conveyed to Buyer after the Primary Closing Date, prorations with respect to any payments to be made pursuant to this Section 2.8(c) with respect to such Excepted Property shall be prorated as of the Delayed Closing Date for such Excepted Property.

          Section 2.9 CONDEMNATION; DAMAGE OR DESTRUCTION. (a) In the event of a loss, damage or destruction of any of the Stores or any of the other Assets by fire or other casualty, Seller shall promptly notify Buyer of such loss, damage or destruction (the repair or replacement of which has not been completed prior to Closing), this Agreement shall not be terminated, and the Closing shall proceed as herein provided (with no reduction in the Purchase Price with respect to such loss, damage or destruction except as provided below). If the loss, damage or destruction can be repaired or replaced, Seller shall have the option either to (i) pay Buyer at Closing an amount equal to the good faith estimate by a qualified contractor selected by Seller (subject to the consent of Buyer, which consent shall not be unreasonably withheld) (the "Contractor") of the cost of repair or replacement of such loss, damage or destruction (the "Estimate"), and in such event Seller shall retain all insurance proceeds relating to such casualty; or (ii) assign or pay to Buyer at Closing insurance proceeds payable in respect of such loss, damage or destruction (including the amount of any deductible or self-insurance) (the "Insurance Proceeds") equal to the Estimate, or, if not equal to the Estimate, all Insurance Proceeds together with an amount equal to (x) the Estimate MINUS (b) the Insurance Proceeds. If the loss, damage or destruction cannot be repaired or replaced, such Property shall become an Excepted Property.

               (b) Seller shall promptly inform Buyer of a taking (or the receipt of written notice regarding a threatened taking) of any of the Stores or other Assets by condemnation or transfer in lieu thereof prior to the Primary Closing Date. With respect to any condemnation proceedings pertaining to any of the Stores, Seller shall assign Seller's claim under such condemnation proceeding to Buyer if the condemnation award has not yet been made at the Closing, and, if the condemnation award has been made to Seller after the date of this Agreement, either (A) pay such "net award" to Buyer or (B) reduce the purchase price payable for such Property by an amount equal to the "net award". Seller agrees to keep Buyer informed of the existence and nature of any such condemnation proceedings, and Seller shall not take any action materially affecting the status of the same (including, without limitation, the amount of the award) without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed. As used in this paragraph (b), the phrase "net award" shall mean all amounts paid by the condemning authority to Seller after the date of this Agreement in connection with any condemnation proceeding affecting a Property, less (A) the expense incurred by Seller in collecting such amounts to the extent such amounts are not reimbursed by the condemning authority, (B) that portion of any such award attributable to Seller's business damages (as opposed to the value of such Property) incurred prior to the Primary Closing Date and (C) that portion of any such award attributable to a temporary taking which occurs prior to the Primary Closing Date. Notwithstanding anything to the contrary contained in this paragraph (b) in the event Seller is obligated to pay any portion of any such condemnation award to any third party pursuant to any Monetary Encumbrances (or any agreement related thereto), Buyer shall not receive such portion of such condemnation award, but the purchase price for the applicable Property shall be reduced by an amount equal to the "net award" paid by Seller to such third party pursuant to a Monetary Encumbrance in connection with condemnation and, with respect to any remaining portion of such "net award", Seller shall either (A) pay such portion of the "net award" to Buyer or
(B) reduce the purchase price payable for such Property by an amount equal to such remaining portion of the "net award".

          Section 2.10 STORE CASH; PREPAID EXPENSES. Not less than five business days prior to the Primary Closing Date, Buyer shall deliver to Seller a written notice specifying the aggregate amount of Cash that Buyer requests be retained at the Primary Closing Date at the Stores, and Seller shall use its reasonable efforts to cause such amounts to be so retained. Not less than fifteen days prior to the Primary Closing Date, Seller shall deliver to Buyer a schedule of Prepaid Expenses relating to the Assets, in reasonable detail as is available to Seller, showing the amortized amount of such Prepaid Expenses as of the Primary Closing Date. On the Primary Closing Date, Seller shall deliver to Buyer a certificate setting forth the aggregate amount of (i) the Cash at all of the Stores, which amount shall be based upon a counting of such Cash performed by Seller as of the close of business on the date prior to the Primary Closing Date (with Buyer having the right to be present), and (ii) the Prepaid Expenses relating to the Assets.

          Section 2.11 LIKE-KIND EXCHANGE. The parties hereto agree that, no later than two days prior to the Closing Date, Seller may elect, for the purpose of treating all or part of the sale of Assets hereunder as a like-kind exchange of property ("Section 1031 Treatment") under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), that all or part of the cash consideration payable to Seller hereunder shall be paid, in lieu thereof, by Buyer to one or more qualified intermediaries, as defined in Treasury Regulations Section 1.1031(k)-1(g)(4), to enable such qualified intermediary or intermediaries designated by Seller to acquire property that is identified by Seller on or before the day that is 45 days following the Closing Date and that is transferred to Seller or an Affiliate on or before the day that is 180 days following the Closing Date. Upon such election by Seller, Buyer agrees to reasonably cooperate with Seller in taking such further actions that Seller shall determine are reasonable and necessary in securing Section 1031 Treatment for all or part of the Assets, including the further amendment to this Agreement. Seller agrees to indemnify Buyer and hold Buyer harmless from any cost, expense or liability arising from its cooperation. Seller and its Affiliates shall be permitted to assign all or part of their rights under this Agreement to one or more qualified intermediaries for the purpose of securing
Section 1031 Treatment hereunder, provided that such assignment shall in no way release Seller from any of its agreements, representations, warranties and indemnifications under this Agreement. The allocation agreed to by Buyer and Seller pursuant to Section 7.5 hereof shall include a good faith estimate of the fair market value of the Assets consisting of real property fee interests and leasehold interests in reasonable detail, allocated among the Seller and its Affiliates in accordance with their ownership of such interests. Seller's allocation of the consideration pursuant to Section 1060 of the Code shall be appropriately adjusted, in accordance with Treasury Regulations Section 1.1060-1T(b)(4), to reflect Section 1031 Treatment available to Seller hereunder. In no event shall the use of a qualified intermediary hereunder delay the Closing of the sale of Assets under this Agreement, and in the event Seller does not arrange for the use of a qualified intermediary, the Closing shall occur pursuant to the terms of this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          Section 3.1 INCORPORATION; GOOD STANDING. Acme is duly incorporated and validly existing under the laws of Pennsylvania and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Acme is in good standing under the laws of Pennsylvania and is duly qualified to transact business in New York and Pennsylvania. ASP is duly incorporated and validly existing under the laws of Delaware and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. ASP is in good standing under the laws of Delaware and is duly qualified to transact business in New York and Pennsylvania. ASRC is duly incorporated and validly existing under the laws of Pennsylvania and has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. ASRC is in good standing under the laws of Pennsylvania and is duly qualified to transact business in New York and Pennsylvania.

          Section 3.2 AUTHORIZATION. All requisite corporate action has been taken by Seller and its Affiliates to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller (assuming this Agreement is a valid and binding obligation of Buyer), enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and general equitable principles (whether enforcement is sought in equity or at law). Except for consents required to assign the Leases or as disclosed in Schedule 3.2, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller or any of its Affiliates of the transactions contemplated by this Agreement will (i) violate any provision of the articles or certificate of incorporation or by-laws of Seller or any of its Affiliates, (ii) to Seller's knowledge, conflict with or result in a breach of any terms and provisions of, or constitute a default under, any indenture, mortgage, contract or other agreement to which Seller or its Affiliates is a party or by which Seller or any of its Affiliates are bound that would materially interfere with the consummation of the Asset Purchase or (iii) violate the terms of any option to purchase, right of first refusal or other similar contractual right to purchase any or all of the Stores in favor of any third party (other than an Affiliate of ASC or Seller).

          Section 3.3 TITLE. Subject only to the Permitted Exceptions and the Monetary Encumbrances, Seller or one or more of its Affiliates have, or will on the Primary Closing Date have, fee simple title to, or valid leasehold interests in, as the case may be, all of the Stores, free and clear of all mortgages, pledges, liens, encumbrances or security interests. Except as set forth on Schedule 3.3 or in Seller's property and lease files, to the knowledge of Seller neither Seller, nor any of its Affiliates, nor the landlord, is in material default in the performance of any of its obligations under the Leases or the Monetary Encumbrances nor has Seller received any notice of such default; PROVIDED, however, that this representation shall not survive the Primary Closing Date with respect to any Lease if Seller shall have delivered to Buyer on the Primary Closing Date an estoppel certificate from the landlord that no defaults exist with respect to such lease. To the knowledge of the officer of Seller or any of its Affiliates responsible for the maintenance of such corporation's property files, (i) Seller has delivered to Buyer, or otherwise made available, originals or true copies of all deeds, leases and subleases relating to the Stores and (ii) subject to Section 2.9, except as shown on
Schedule 3.3, there are no pending or threatened condemnation proceedings relating to any Stores. As of the date of this Agreement, there are no amendments to any lease of a Property to which Seller or its Affiliates is a party that are binding on Seller or its Affiliates and that are not included in the property and lease files made available to Buyer or listed on Schedule 2.2B, and as of the Primary Closing Date there will be no such amendments that are not included in such files, of public record or in Buyer's title reports, except in each case for any amendments which would not materially adversely affect Buyer as lessee or as to which Seller has agreed to indemnify Buyer; PROVIDED, however, that this representation shall not survive the Primary Closing Date (or such later date the certificate hereinafter described is delivered to Buyer) with respect to any lease if Seller shall have delivered to Buyer on the Primary Closing Date (or such later date the certificate hereinafter described is delivered to Buyer) certificate from the landlord for such Property identifying all amendments to such lease and all such amendments identified with respect to such lease correspond with the amendments provided to Buyer in Seller's property and lease files pursuant to this Section
3.3 except for such amendments that do not materially adversely affect Buyer as lessee or as to which Seller has agreed to indemnify Buyer. If on or prior to the Primary Closing Date, Buyer or Seller shall discover an amendment to any lease of a Property to which Seller or its Affiliates is a party that (i) is not a Permitted Exception and (ii) would materially adversely affect Buyer as lessee thereunder, such Property shall not be designated an Excepted Property, but Seller shall indemnify Buyer against the direct costs of such previously undisclosed amendment, subject to the provisions of Article XI hereof. Each party hereto shall give written notice to the other party promptly after the discovery of any such amendment. One or more of Seller and Seller's Affiliates have good title to the Inventory, the Supplies, and the Equipment to be transferred hereunder on the Primary Closing Date free and clear of all liens and encumbrances except for property taxes not yet due and payable. For Stores 5410 (Elmira), 5524 (Ashland) and 5531 (Berwick), Seller will in each case either (i) provide evidence that the lease's terms have been duly renewed,
(ii) obtain an acknowledgement from Seller's landlord, in form reasonably satisfactory to Buyer, that the subject lease term has been renewed, or
(iii) indemnify Buyer against any failure to renew.

          Section 3.4 CONTRACTS. Except for the Monetary Encumbrances, the Leases, the Collective Bargaining Agreements, purchase orders or similar agreements for merchandise, or Contracts that Seller agrees to remove prior to the Primary Closing Date or agrees to indemnify Buyer against any Covered Liabilities with respect thereto, or as disclosed in Schedule 3.4, and except for any Contracts entered into after the date hereof with Buyer's consent, there are no Contracts to which Seller is a party with respect to the Stores that (i) involve payments in excess of $50,000 in any one year that cannot be terminated prior to an expenditure of $50,000 or less, (ii) that cannot be terminated without penalty prior to December 31, 1994, or (iii) are continuity agreements or consignment agreements, in each case which apply to more than one Store. To Seller's knowledge, Seller has provided Buyer true and complete copies of all written Contracts reflected on Schedule 3.4, except for any such items (i) the failure to so provide would not materially change the contract to the detriment of Buyer, (ii) as to which Seller cures or removes the obligation prior to Closing, or (iii) as to which Seller agrees to indemnify Buyer.

          Section 3.5 LITIGATION. To Seller's knowledge, except as set forth in Schedule 3.5, there are no actions, suits or proceedings pending, and Seller has not received written notice of any threatened actions, suits or proceedings, which could reasonably be expected to materially adversely affect Seller's or Seller's Affiliates' ownership or title to the Assets, result in any material adverse change in the condition or value of the Assets taken as a whole or prevent the Closing.

          Section 3.6 LABOR UNIONS. Except as is set forth on Schedule 3.6, no labor union has been certified or designated by the National Labor Relations Board as bargaining agent for any of the employees of Seller at any of the Stores. Seller has delivered to Buyer true, correct and complete copies of the collective bargaining agreements (together with any and all amendments thereto) set forth on Schedule 3.6 as in effect on the date hereof.

          Section 3.7 STORAGE TANKS AND HAZARDOUS MATERIALS. Except as set forth in Schedule 3.7 or as disclosed in the Phase I Inspection conducted by Buyer pursuant to Section 5.11, to the knowledge of the President and Controller of Acme, Barbara Russell and Phil Pichulo (collectively, the "Responsible Individuals"), there are no underground storage tanks (exclusive of septic tanks and drainage retention tanks) beneath any of the Stores. To the knowledge of the Responsible Individuals as of the date of this Agreement, except as set forth in Schedule 3.7, (A) there is no contamination from Hazardous Materials located upon any of the Stores that requires remediation based on the Least Stringent Remediation Standard under all Environmental Laws; and (B) neither Seller nor its Affiliates have received any written notice of violation of Environmental Laws from any governmental authority with respect to any violation at any of the Stores that has not been fully complied with. Except as set forth on Schedule 3.7, there are no liabilities and obligations under Environmental Laws actually caused prior to the Primary Closing Date by Seller, its employees, agents, licensees operating in the Stores, contractors or subcontractors for releases of Hazardous Materials at the Stores (other than the Owned Properties).

          Section 3.8 SCHEDULES AND EXHIBITS. Disclosure of any fact or item in any Schedule or Exhibit or Seller's property and lease files furnished to Buyer hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears. Matters reflected in the schedules and exhibits hereto are not necessarily limited to matters required by the Agreement to be disclosed herein or therein. Such additional matters are provided for information purposes only.

          Section 3.9 SALES AND PAYROLL INFORMATION. The 1993 Sales figures for each Store attached as Schedule 1.1A and the historical payroll information for selected Stores provided to Buyer by letters of Messrs. Walt Rubel and Greg Spencer, respectively, were compiled by Seller in the ordinary course of business for internal use consistent with Seller's past practice. The 1993 sales figures for each Store attached as Schedule 1.1A are accurate in all material respects (which, for purposes of this representation only, means a margin of error of plus or minus 5% per Store). Since March 31, 1994, except in the ordinary course of Seller's business, there has not been any increase in the salaries, wages or benefits paid or payable under Seller's employee benefit plans, policies and programs to those Seller's Employees not covered by the Collective Bargaining Agreements.

          Section 3.10   ERISA.

               (a) ABSENCE OF LIENS. No asset of the Seller or any Affiliate, which is to be acquired by Buyer pursuant to this Agreement, is now or will, as of the Closing Date, be subject to any lien or security interest under Code
Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), Code Section 412(f), ERISA Section 4068 or arising out of any action filed under ERISA
Section 4301(b).

               (b) MULTIEMPLOYER PLAN WITHDRAWAL LIABILITIES. Based solely on the most recent actuarial reports furnished to Seller by any multiemployer plan, within the meaning of ERISA Section 4001(a)(3), covering any of Seller's Employees employed at, or with respect to, the Stores, no withdrawal liability under ERISA Section 4201 would result from the transactions contemplated by this Agreement if the transactions had occurred between October 1, 1993 and September 30, 1994.

          Section 3.11 LIMITATIONS ON SELLER'S REPRESENTATIONS. Buyer hereby affirms and acknowledges that it has completed to its complete satisfaction its due diligence investigation and review of the Assets. All of the Assets are purchased by Buyer and sold by Seller and its Affiliates in an "AS IS" CONDITION, "WITH ALL FAULTS, INCLUDING BUT NOT LIMITED TO BOTH LATENT AND PATENT DEFECTS". EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY IN THIS AGREEMENT, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY SELLER OR ANY OF ITS AFFILIATES CONCERNING SUCH ITEMS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR

A PARTICULAR PURPOSE. Buyer hereby affirms that Seller, its Affiliates, and the agents, employees and/or attorneys of each thereof have not made, nor has Buyer relied upon, any representation, warranty or promise with respect to the Assets or any other subject matter of this Agreement except as expressly set forth in this Agreement. Without limitation, Buyer acknowledges that, except as expressly set forth to the contrary in this Agreement, no warranties or representations, expressed or implied, have been made by Seller, its Affiliates, and the agents, employees and/or attorneys of each thereof, or will be relied upon, and Buyer agrees to release Seller for any claims with respect to the general plan designation, zoning, value, use, tax status or physical condition of the Assets, or any part thereof, including, without limitation, the flood elevations, drainage patterns and soil and subsoils composition and compaction level, existence of Hazardous Materials, asbestos and other conditions at the Stores, or with respect to the accuracy of any boundary survey or other survey, title report or commitment, soil report or any other plans or reports.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          Section 4.1 INCORPORATION; GOOD STANDING. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. On the Primary Closing Date, Buyer will be duly qualified to transact business in New York and Pennsylvania.

          Section 4.2 AUTHORIZATION. All requisite corporate action has been taken by Buyer to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer (assuming this Agreement is a valid and binding obligation of Seller), enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and general equitable principles (whether enforcement is sought in equity or at law). Neither the execution nor delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated by this Agreement will (i) violate any provision of Buyer's Certificate of Incorporation or By-Laws or (ii) to Buyer's knowledge, conflict with or result in a breach of any terms and provisions of, or constitute a default under, any indenture, mortgage, contract or other agreement to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates are bound that could materially interfere with the consummation of the Asset Purchase.

          Section 4.3 LITIGATION. To Buyer's knowledge, there is no action, suit or proceeding pending, and Buyer has not received written notice of any threatened actions, suits or proceedings, which could reasonably be expected to result in any material adverse change in the condition of Buyer or prevent the Closing.

          Section 4.4 APPROVALS, CONSENTS, ETC. Except for filings under the HSR Act, no consent, authorization, waiver by or filing with any governmental agency is required in connection with the execution or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

          Section 4.5 FINANCING; INFORMATION REGARDING BUYER. Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not subject to or conditioned upon obtaining financing. Buyer represents and warrants that no material adverse change in its financial condition, results of operations or properties taken as a whole has occurred since January 29, 1994.


                                    ARTICLE V

                          COVENANTS OF SELLER AND BUYER

          Section 5.1 ACCESS TO EMPLOYEES; NOTIFICATION OF BREACHES. (a) It is understood and agreed that neither Buyer nor its representatives shall contact any of the officers or employees of Seller or its Affiliates in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such representatives of Seller as Seller may designate in writing, which authorization shall not be unreasonably withheld. If, as of the date hereof or at any time hereafter, Buyer is aware of or discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing could constitute such a breach, Buyer covenants that it will promptly so inform Seller in writing.

               (b) Buyer acknowledges that the covenants of Seller set forth in this Section 5.1(b) are intended only to assist Buyer with an orderly transition of the operation of the Stores. Within ten (10) days after execution of the Agreement, Seller shall deliver to Buyer an SKU list of all items sold in each Store in material amounts; provided, however, that such list shall not include cost or retail price data. At least seven (7) days prior to the Primary Closing Date, Seller shall deliver to Buyer a current SKU list of all items sold in each Store in material amounts, which list shall include retail price per item data. As soon as practicable after signing of this Agreement, and in any event within five (5) business days after the signing of this Agreement, at times and locations (which Seller may require to be a location other than the Stores) mutually agreed upon by Seller and Buyer, Seller will cause its appropriate management information systems representatives to meet with the appropriate management information systems representatives of Buyer to discuss the software portfolio of Seller's point-of-sale and other Store equipment; provided, however, that, for purposes of such discussions, Seller shall either (i) provide a representative(s) to demonstrate to Buyer the point-of-sale systems in the Stores or (ii) make other comparable arrangements to demonstrate to Buyer the point-of-sale systems in the Stores. Seller also agrees to arrange, at times mutually convenient to Buyer and Seller, meetings with Seller's Employees who may become Continuing Employees where representatives of Seller and Buyer may jointly communicate the transactions contemplated by this Agreement. As soon as practicable after the execution of this Agreement, Seller shall use reasonable efforts to make its merchandising/marketing personnel available to Buyer for purposes of discussing transition arrangements with respect to continuity agreements and items of inventory covered by purchase orders relating to the Stores and other stores of Seller.

               (c) Subject to the provisions of Section 5.6, the existence of this Agreement, Buyer's interest in purchasing the Assets and any information provided to Buyer or its representatives or developed pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement, which is hereby incorporated in this Agreement as though fully set forth herein and in accordance with such other terms and conditions as may otherwise be agreed upon by the parties; PROVIDED, HOWEVER, that the provisions of this Section 5.1(c) shall expire following the Closing except with respect to Information (as such term is defined in the Confidentiality Agreement) relating to the Excluded Assets and as provided in Section 5.11.

               (d) Buyer shall hold all of the Books and Records existing on the Primary Closing Date in accordance with Buyer's normal record retention policy from time to time in effect (copies of which will be provided to Seller), and Buyer shall not destroy or dispose of any thereof except in accordance with such policy and then only after having given Seller ten (10) days advance notice and the opportunity to take possession of such Books and Records. Following the Primary Closing Date, Buyer shall afford ASC, Seller, their accountants, counsel and other representatives, during normal business hours, upon at least 48 hours' notice, full access to the Books and Records (including the right to copy such materials at Seller's expense) and to the Buyer's employees to the extent that such access may be requested (without unreasonably disrupting Buyer's personnel and operations) for any legitimate purpose without charge to ASC or Seller (other than for Buyer's reasonable out-of-pocket expenses); PROVIDED, HOWEVER, that nothing herein shall limit or waive any of ASC's or Seller's rights of discovery.

          Section 5.2 REASONABLE EFFORTS; OBTAINING CONSENTS. (a) Subject to the terms and conditions herein provided, each of Seller and Buyer agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the others in connection with the foregoing, including using all reasonable efforts (i) to obtain all necessary Consents and the estoppel certificates requested by Seller (provided that neither Seller nor Buyer shall be obligated to pay any consideration therefor or assume any liability in connection therewith except as expressly provided in this Agreement), (ii) to obtain all Consents that are required to be obtained under any federal, state or local law or regulation, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, and (v) to fulfill all conditions to this Agreement. Each of Seller and Buyer further covenants and agrees to use all reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby. Except as otherwise specified herein, and except for the New York Real Property Transfer Gains Tax Buyer shall pay all registration, filing, license, permit or similar fees and charges in connection with the transactions contemplated by this Agreement (other than those related to Monetary Encumbrances) and the cost of all title insurance, title reports, engineering and building inspections and property surveys and other tests or reports obtained by Buyer.

               (b) Subject to Section 2.2(a)(ix), each of Buyer and Seller agrees to use its reasonable efforts to bring about the transfer to Buyer of all Permits so that such transfer may be accomplished on or before the Primary Closing Date. Buyer shall use its reasonable efforts to file all necessary documentation with the appropriate authorities as soon as practicable to obtain, prior to the Closing, all permits, licenses, authorizations and approvals required by all governmental agencies with respect to the Assets and necessary to conduct the operation of the Stores without any guaranty or liability of Seller or any of its Affiliates with respect thereto. In the event that said licenses and permits shall not have been issued by Closing, Seller agrees to permit, to the extent permitted and allowed by law, Buyer to operate at each of the Stores under those permits of Seller for a period of up to thirty days from the Primary Closing Date until the licenses and/or permits for which Buyer has applied are issued (which period shall be extended up to ninety days by Seller at the request of Buyer so long as Buyer is diligently pursuing the issuances of such licenses and permits); PROVIDED, HOWEVER, that Buyer agrees to indemnify and hold Seller harmless from and against any and all Covered Liabilities arising out of or resulting from Buyer's use of the applicable permits of Seller; and PROVIDED, FURTHER, that Buyer agrees to use only qualified and licensed personnel as may be required by federal, state and local laws or as may be required by the relevant licensing agency.

          Section 5.3 REGULATORY MATTERS. (a) Seller and Buyer shall promptly file or cause to be filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement. Buyer shall pay the filing fee incurred in connection with such filings under the HSR Act. Each of Seller and Buyer shall promptly inform the other of any material communication from the Federal Trade Commission, the Department of Justice or any other governmental authority regarding any of the transactions contemplated hereby. If either Seller or Buyer or any Affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated hereby, then such party will endeavor in good faith to comply as soon as reasonably practicable and after consultation with the other party, with such request. Buyer and Seller will each promptly advise and consult with the other in advance in respect of any offers, proposals, understandings, undertakings or agreements (oral or written) which Buyer or Seller proposes to make or enter into with or has received from, and Buyer and Seller shall each have the right to accompany the other to any meetings with any of, the Federal Trade Commission, the Department of Justice or any other government or governmental authority in connection with the transactions contemplated hereby.

               (b) Buyer shall use its reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Laws. If any suit is instituted (or threatened) challenging any of the transactions contemplated hereby as violative of any Antitrust Law or if Buyer is required or given the opportunity to resolve objections of any government or governmental authority under the Antitrust Laws, Buyer shall use its reasonable efforts to take action in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. "Reasonable efforts" as used in the immediately preceding sentence shall include (without limitation) (i) Buyer agreeing to acquire the Stores from Seller and thereafter divest stores owned by Buyer or hold separate stores owned by Buyer, pending required divestitures, as may be required (A) by the applicable government or governmental authority (including, without limitation, the Antitrust Division of the United States Department of Justice, the Federal Trade Commission and state attorneys general) in order to resolve objections that such government or authority may have to such transactions under the Antitrust Laws, or (B) by any court or similar tribunal and (ii) entering into such other agreements, orders or decrees with such government or governmental authority ancillary to such divestitures which are acceptable in Buyer's reasonable judgment. The entry by a court, in any suit brought by a private party or governmental authority challenging the transactions contemplated hereby as violative of any Antitrust Law, of an order or decree permitting the transactions contemplated hereby shall not be deemed a failure to satisfy the conditions specified in Sections 8.2, 8.3, 9.2 or 9.3. Notwithstanding anything in this Section 5.3(b) to the contrary, however, neither Seller nor any of its Affiliates shall be obligated under this Agreement to divest or hold separate or, except as otherwise provided in this Agreement, to otherwise take or commit to take any action that limits Seller's or any of its Affiliates' freedom of action with respect to any of the Assets, or any of its other assets or businesses. After the Primary Closing Date, Buyer shall indemnify Seller and its Affiliates for any Covered Liabilities arising from any alleged violation of the Antitrust Laws in connection with Buyer's acquisition of the Assets.

               (c) Notwithstanding anything in Section 5.3(b), the Purchase Price shall not be adjusted for any actions taken by Buyer pursuant to Section 5.3(b) including the divesting of any stores owned by Buyer or Seller (all such divested stores, the "Divested Stores") unless, to comply with Section 5.3(b) hereof, Buyer is required to divest five or more Divested Stores. If Buyer is required to divest five or more Divested Stores, the Purchase Price shall be reduced as follows: (i) for the first four Divested Stores, by zero ($0); (ii) for the fifth Divested Store, the product of (x) the Average 1993 Sales Per Divested Store (as defined below) multiplied by (y) .11; (iii) for each of the sixth and seventh Divested Stores, the product of (x) the Average 1993 Sales Per Divested Store multiplied by (y) .21; (iv) for each of the eighth, ninth, tenth and eleventh Divested Stores, the product of (x) the Average 1993 Sales Per Divested Store multiplied by (y) .31; and (v) for each Divested Store thereafter, the product of (x) the Average 1993 Sales Per Divested Store multiplied by (y) .21. For purposes of this Section 5.3(c), "Average 1993 Sales Per Divested Store" shall mean the quotient of (a) the aggregate 1993 Sales for all Divested Stores divided by (b) the total number of Divested Stores.
Examples of how such Purchase Price reduction would operate is set forth on
Schedule 5.3 hereto. For the purposes of this Section 5.3(c), (a) the 1993 Sales for a Divested Store which is owned by the Buyer shall equal the 1993 Sales for the Store owned by Seller (whether or not it is a Divested Store) which is located closest to the Divested Store owned by Buyer, and (b) in the event actual 1993 Sales for any individual Divested Store exceeds $12 million, 1993 sales for such Divested Store shall be deemed to equal $12 million.

               (d) Buyer shall have the right to retain all proceeds from the sale of Stores required to be divested.

          Section 5.4 FURTHER ASSURANCES. Each of Seller and Buyer agrees that, from time to time, whether before, at or after the Closing, it shall execute, deliver and record such further instruments of conveyance and transfer and take such other action as may be necessary or desirable to carry out the purposes and intents of this Agreement.

          Section 5.5 CONDUCT OF BUSINESS. (a) Buyer acknowledges that the transaction contemplated hereby is a sale of assets and does not include the sale of any goodwill. Buyer acknowledges that, in anticipation of the proposed sale of the

Stores to Buyer, Seller is not obligated to operate the Stores in its or their customary fashion, and may make operational changes to its business in the Stores, including, without limitation, changes in check cashing policies, the minimization of capital expenditures, the discontinuance of the sale of gift certificates, the discontinuance of circular and other advertising after October 31, 1994 and the failure to replace equipment. Notwithstanding the foregoing, Seller agrees (i) to maintain reasonably comparable hours of operation in the Stores except as a result of security concerns, material changes in sales volume or as required by law; (ii) to maintain a level of newspaper advertising pertaining to the Stores reasonably comparable to that maintained by Seller during the thirty-day period immediately preceding the date of this Agreement;
(iii) to exercise good faith in pricing merchandise between the date of this Agreement and the Primary Closing Date, including not to increase such prices other than in Seller's ordinary course of business and consistent with Seller's normal pricing strategy; (iv) subject to Section 2.7, maintain reasonably comparable overall levels of Inventory located on the Store shelves; (v) to perform customary maintenance on Stores and Equipment in accordance with Seller's past practices; (vi) without the consent of Buyer (which shall not be unreasonably withheld), not to (A) enter into any material amendment to any of the Leases or any of the agreements affecting Owned Properties, or (B) enter into any Contract (excluding the purchase of merchandise in the ordinary course of business) that provides for payments in excess of $25,000 per obligation, except such agreements, contracts or commitments as Buyer will have no obligations with respect to after the Closing; (vii) not to increase the compensation or benefits payable to Seller's Employees at the Stores except in the ordinary course of business, consistent with Seller's past practice and
(viii) not to remove or transfer Equipment (it being acknowledged and agreed that Seller shall not be obligated to replace any Equipment). Notwithstanding the foregoing, it is understood and agreed that 2 days prior to the Closing, Seller shall discontinue shipment of Private Label Items to the Stores and 2 days prior to the Primary Closing Date Seller may discontinue all shipments to the Stores.

               (b) In the event Buyer believes Seller is not in compliance with the terms set forth in this Section 5.5, Buyer shall provide Seller with written notice of such non-compliance, whereupon Seller shall have ten days from the date of receipt of such notice to comply. If the Closing shall occur, Buyer shall be deemed to have waived any and all claims it may have against Seller pursuant to this Section 5.5, irrespective of whether Buyer shall have given Seller notice (and whether or not Seller shall have cured) pursuant to the preceding sentence, and whether or not Buyer has actual knowledge of such claims or facts giving rise to such claims.

               (c) Buyer acknowledges that Seller shall not be obligated to deal with anyone other than Buyer as the Buyer of the Stores in connection with the sale thereof, including, but not limited to, any operators, subtenants or assignees of Buyer who might acquire an interest in the Stores from Buyer. In no event shall Seller be liable to such third parties in connection with any aspect of the transaction contemplated by this Agreement, nor shall any third party be or become a beneficiary of such rights, nor shall Buyer act or hold itself out as, nor is Buyer, Seller's agent, in any activity, including, but not limited to, dealings with any such third parties.

          Section 5.6 PUBLIC ANNOUNCEMENTS. From the date hereof until the Primary Closing Date, Seller and Buyer shall obtain the prior consent of the other party before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, (i) either party may issue a press release or make a public statement required to be issued or made under applicable law without the prior consent of the other party, provided that such party shall consult with the other party concerning the contents of such release or statement prior to issuing any such press release or making any such public statement and (ii) the foregoing shall not prevent Buyer from having discussions regarding the transactions contemplated hereby with securities analysts or representatives of institutional financing sources; provided, however, that in no event shall Buyer make disclosures pursuant to the foregoing clause (ii) that expand upon in any material respect or are inconsistent with any statement required by law to be made in (A) any amendment to the Registration Statement on Form S-3, Registration Number 33-51213 or (B) the Form 8-K filed in respect of the transactions contemplated hereby.

          Section 5.7 GUARANTIES. Buyer shall cooperate with Seller to cause Buyer to be substituted in all respects for Seller or any of its Affiliates, effective as of the Primary Closing Date (or, with respect to any Excepted Property, the conveyance date for such Excepted Property), in respect of all obligations of Seller and any such Affiliate under each of the lease guaranties, equipment leases and other guaranties obtained by Seller or any of such Affiliates relating to the Assets, which lease guaranties, equipment leases and other guaranties are set forth in Schedule 5.7 (collectively, the "Guaranties") and to cooperate with Seller (without being required to incur expenses) in seeking releases from third parties of the obligations of Seller and its Affiliates under the Leases or other Assets.

          Section 5.8 BULK TRANSFER LAWS. Buyer waives the requirements of any laws with respect to bulk transfers. In consideration thereof, Seller agrees to and shall indemnify, defend and hold Buyer harmless from any and all liabilities resulting from the claims of creditors of Seller or its Affiliates arising out of or connected with Seller's or its Affiliates' failure to comply with the requirements of any laws relating to bulk transfers.

          Section 5.9 ACCOUNTS RECEIVABLE; CONTRACTS. Buyer shall use all reasonable efforts on behalf of Seller to collect accounts receivable for the Stores which are owed to Seller or its Affiliates at the Primary Closing Date in accordance with Buyer's practices and procedures with respect to Buyer's accounts receivable (without instituting legal proceedings or incurring out-of-pocket expenses). Seller shall furnish Buyer with information relating to such accounts receivable that is in Seller's possession after the Primary Closing Date. Buyer shall promptly forward to Seller within 10 days of receipt any monies paid to Buyer on all accounts receivables, or claims not constituting accounts receivable, which are owned by Seller. Buyer shall furnish information that Seller may reasonably request from time to time with respect to such accounts or claims. Buyer shall fully and promptly perform all of the obligations of Seller under the Leases and Contracts relating to the period from and after the Primary Closing Date (or, with respect to any Excepted Property, the Delayed Closing Date for such Excepted Property).

          Section 5.10 USE OF NAMES. (a) Except as provided in Section 5.10(b) from and after the earlier of (i) six months from the Primary Closing Date or (ii) exhaustion of supplies thereof existing on the Primary Closing Date, Buyer shall not, nor shall it permit any of its Affiliates to, use any name, phrase or logo incorporating "American Stores", "Acme", "Skaggs", "Jewel Osco", "Osco", "Alpha Beta", "Skaggs Alpha Beta", or the name of any Affiliate of Seller or any names or logos used exclusively by Seller or any of its Affiliates (including, without limitation, "Econo Buy", "Skaggs", "Skaggs Brand", "Skaggs Drug Store" and "Sav-On") in or on any labels on products sold by it or on any of its shopping bags or other supplies (collectively "Private Label Supplies"). Buyer agrees that it will not denigrate any of such foregoing names in a manner that could have an adverse effect on the goodwill associated with Seller's or its Affiliates' use of such names. Buyer shall not use any preprinted forms, including, without limitation, printed purchase orders and sales, maintenance and license agreements, containing the foregoing names and shall dispose of such materials promptly after the Primary Closing Date to the extent not removed by Seller.


               (b) Buyer shall have the right to continue to sell Private Label Items for a period not to exceed six months after the Primary Closing Date. Seller shall indemnify and hold Buyer harmless from and against any Covered Liabilities attributable to any alleged trademark infringement with respect to such Private Label Items. Buyer shall have a nonassignable, limited license until the date on which all such Private Label Items have been sold to use names featured on Private Label Items, but only for the purpose of advertising, displaying and selling such Private Label Items at the Stores. Such Private Label Items shall be sold only to retail customers at the Stores or to Seller or its Affiliates (but nothing in this Agreement is intended to impose any obligation on the part of Seller or its Affiliates to purchase such Private Label Items), and shall not be sold to any other party, including retailers or other merchants.

          Section 5.11 ENVIRONMENTAL INSPECTIONS. Buyer has heretofore engaged RUST Environment & Intrastructure, Inc. (the "Phase I Consultant") to conduct a Phase I Environmental Investigation of the Owned Properties for the possible presence of Hazardous Materials and friable asbestos (the "Phase I Inspection"). Seller shall reimburse Buyer for 50% of the fees and costs of the Phase I Consultant paid by Buyer. Buyer shall cause Seller to have full and complete access to the Phase I Consultant and all reports, documents, data, findings, conclusions, recommendations and other information relating to the Phase I Inspection, whether oral or written, and, in the event Closing shall not occur under this Agreement for any reason, all such reports, documents, data, findings, conclusions, recommendations and other information shall become and remain the sole property of Seller. All information (whether in written or oral form) in connection with the Phase I Inspection and all documents or reports, including without limitation, the findings, conclusions or recommendations contained therein, shall be treated as Information under the terms of the Confidentiality Agreement. Buyer has determined that no further environmental investigations (or other environmental due diligence) of the Stores are necessary.

          Section 5.12 GIFT CERTIFICATES. Seller shall reimburse Buyer for all of Seller's or its Affiliates' gift certificates which are used at the Stores after the Primary

Closing Date within 10 days of Seller's receipt of such gift certificates from Buyer.

          Section 5.13   INSURANCE REQUIRED AFTER CLOSING.

               (a) Buyer covenants and agrees that, from and after the Closing Date, and for so long as Seller or any of its Affiliates remain primarily or contingently liable under any applicable Lease for the repair or restoration of Real Property after a real property loss or for indemnification to a landlord or mortgagee for loss suffered as a result of personal injury or property damage (it being understood that this Section 5.13 shall survive the Closing), for the duration and term of each such Lease, Buyer shall maintain all such public liability and property insurance set forth under all such Leases, regardless of whether such requirement has been waived or modified, in not less than such amounts and subject to no greater deductibles as are permitted therein, or if none set forth, then with a "Combined Single Limit" (covering bodily injury liability and property damage liability) of not less than Five Million Dollars ($5,000,000) for total claims for any one occurrence and not less than Ten Million Dollars ($10,000,000) for total claims in the aggregate during any one policy year with regard to liability insurance; and property insurance shall include fire and extended coverage on a replacement cost basis. Such insurance policies shall also each:

                    (i) name Seller, and/or its designee or designees, as named insured(s);

                    (ii) be carried by an insurance company or companies which is, or are, reasonably acceptable to Seller;

                    (iii) if available, provide that a notice of cancellation of any such insurance policy shall be given to Seller at least thirty (30) days prior to cancellation of such policy;

                    (iv) be evidenced, at Closing, and thereafter annually and upon request of Seller from time to time, by certificates of insurance coverage and copies of policies evidencing the existence of the above-described requirements to the reasonable satisfaction of Seller and its counsel; and

                    (v) specify that the coverage afforded by such policies with respect to the perils insured thereunder shall be primary to any other insurance maintained by Buyer that also covers such perils and shall provide that the coverage afforded to any insured under the policy shall not be invalidated or reduced by any act or omission or insurance coverage of any other insured.

               (b) On the Closing Date, Buyer shall deliver to Seller insurance certificates (collectively, with the insurance certificates referenced in Section 5.13(a)(iv), the "Insurance Certificates") evidencing that, in connection with its operation of the Stores, Buyer (i) maintains workers' compensation insurance as required by all applicable laws and (ii) maintains general liability insurance in such amounts with such deductibles and coverages as is commercially reasonably in light of the business and associated risks of Buyer's business and the operation of the Stores.

          Section 5.14. PUBLIC FILINGS. Seller shall use reasonable efforts to prepare financial information required by Buyer with respect to a report on Form 8-K relating to Buyer's acquisition of the Assets and, as soon as such information is available in final form, and in any event, on or before October 12, 1994, Seller shall furnish such information to Buyer. Buyer shall pay the fees and expenses of Ernst & Young, Seller's public accountants, incurred in preparing such information. Seller shall make available members of its financial staff to discuss the financial information provided pursuant to this Section 5.14. Buyer affirms and acknowledges to Seller and its Affiliates that although it has requested the financial information to be provided pursuant to this Section 5.14, (i) Buyer is not in any manner relying on this information in its decision to enter into this Agreement, (ii) the substance of such information shall not affect Buyer's obligations to consummate the transactions contemplated hereby, and (iii) Seller is not making any representation or warranty, express or implied, regarding the financial information provided pursuant to this Section 5.14. By execution of this Agreement, but without limiting Buyer's rights under any other Section of this Agreement, Buyer hereby releases the Seller Indemnified Parties from and against any and all liability (including, without limitation, liability arising under federal and state securities laws) arising out of, resulting from or relating to the financial information provided by Seller to Buyer pursuant to this Section 5.14 and, as evidenced by Buyer closing under the terms of this Agreement, such release shall be further reaffirmed.

          Section 5.15 COVENANT NOT TO COMPETE. Except as set forth in the next sentence, for a period of 540 days after the Primary Closing Date, Seller and its Affiliates shall not, directly or indirectly, within a radius of 10 miles circumscribing each of the Stores (collectively, the "Territory"), build or operate a food supermarket or a combination food supermarket and drugstore; provided, however, that in no event shall the foregoing restrictive covenant apply to the geographic area described on Schedule 5.15 hereto. This Section 5.15 shall not prohibit either (i) the acquisition by Seller or any of its Affiliates of any chain of five (5) or more food supermarkets and/or combination food supermarkets and drugstores, or (ii) the acquisition of Seller or any of its Affiliates by any other entity.

          Section 5.16 SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Concurrent with Buyer's execution of this Agreement and immediately prior to Closing on the Primary Closing Date, Buyer shall deliver to Seller a schedule setting forth any misrepresentation by, or breach of any warranty or covenant of, Seller contained in this Agreement that Buyer is aware of.

                                   ARTICLE VI

                                    EMPLOYEES

          Section 6.1    EMPLOYEES; BENEFIT PLANS; MULTIEMPLOYER PLANS.


          (a) EMPLOYEES. Buyer agrees to offer to employ all of Seller's Employees immediately as of the Closing Date, with salaries, wages and other benefits that are substantially comparable to those existing immediately prior to the Closing Date, and at a work location within 35 miles of the work location at which those Seller's Employees were employed immediately before the Closing Date. Each of Seller's Employees who accepts such an offer of continuing employment shall be a "Continuing Employee." Set forth on Schedule 6.1 is a description of the benefits referred to in the first sentence of this paragraph 6.1(a) to which those of Seller's Employees eligible to become Continuing Employees are entitled under plans maintained by Seller or its Affiliates. To the extent that any employee listed as an Excluded Employee on Schedule 1.1B does not accept Seller's offer of employment, such employee shall be deemed to no longer be an Excluded Employee but shall be deemed a Seller's Employee.

          (b) UNION AGREEMENTS. Buyer shall assume all of Seller's or its Affiliates' right and obligations as "Employer" from and after the Closing Date under all collective bargaining agreements between Seller or its Affiliates and any union parties thereto, relating to any of Seller's Employees entitled to become Continuing Employees (the "Collective Bargaining Agreements"), specifically including those set forth on Schedule 3.6 hereto.

          (c) BENEFIT PLAN LIABILITIES. Except for such plans maintained or contributed to pursuant to the collective bargaining agreements referred to in
(b) above, or as specifically set forth herein, Buyer assumes no obligation with respect to any employee benefit plan, as that term is defined by Section 3(3) of ERISA, maintained or contributed to by Seller or any Affiliate. Notwithstanding the foregoing, Buyer agrees that it will:

               (i) for a period of no less than six months provide the Continuing Employees with severance or termination benefits that are comparable to the severance and termination benefits provided by Seller or its Affiliates to those Employees immediately before the Closing Date, as set forth on
Schedule 6.1; and

               (ii) if Buyer otherwise maintains a qualified (under Code Section 401(a)) defined contribution profit sharing plan (Buyer's Plan"), direct such plan to accept a direct rollover of the immediately distributable portion of the account balances under the American Stores Retirement Estates and the Jewel Companies Retirement Estates (Seller's Plans") attributable to each of those of the Continuing Employees who (1) remains employed with Buyer for at least 90 days, (2) elects such rollovers and (3) is employed by Buyer at the time his or her rollover would otherwise be received by Buyer's Plan. Buyer may condition acceptance of such direct rollovers on delivery to Buyer of evidence reasonably satisfactory to Buyer that Sellers' Plans are "qualified" under Code section 401(a) at the time of such rollovers and that such rollovers will not otherwise adversely affect Buyer's Plan in any material respect. Any portion of the Continuing Employees' account balances in Sellers' Plans that is not immediately distributable will continue to be held by Seller's Plans, subject to the terms and conditions of those Plans.

          (d) BUYER'S PLANS. Buyer agrees to provide each Continuing Employee who was eligible for such coverage under any plan maintained by Seller or its Affiliates immediate coverage under one or more group health plans, including dental coverage, maintained by Buyer, without any exclusion or limitation with respect to any preexisting condition of the Continuing Employee or any dependent of any Continuing Employee. In addition, Buyer agrees that any Continuing Employee shall be given credit for all service with the Seller which service would be credited for similar purposes under Seller's plans, programs, policies and arrangements for purposes of determining eligibility for, and vesting under, any employee benefit plan, program, policy or arrangement of Buyer, or maintained pursuant to any collective bargaining agreement assumed or entered into by Buyer with respect to any Continuing Employee. Except as otherwise required under any of the Collective Bargaining Agreements, such credit shall not, however, extend to calculation of benefits under any plan, program, policy or arrangement maintained by Buyer, which shall depend entirely on service with Buyer.

          (e)  INDEMNIFICATION.  Except as otherwise provided in this Section
6.1:

               (i) Seller and its Affiliates shall be responsible for, and shall indemnify and hold Buyer harmless from and against, any claim or liability relating to (A) compensation and/or benefits earned or accrued under any benefits plan, policy or arrangement, written or oral, maintained or contributed to by Seller or any Affiliate, payable on account of any Seller's Employee with respect to periods before the Closing Date, provided, however, that this indemnity shall exclude accrued vacation pay, (B) worker's compensation and disability benefits arising in connection with any injury or other event entitling any Seller's Employee to workers' compensation and/or disability benefits, which injury or event occurred before the Closing Date and (C) contributions, liabilities or obligations to any employee benefit plan, policy, program or arrangement maintained pursuant to any Collective Bargaining Agreement ("CBA Plan") which Seller or any Affiliate is obligated to make with respect to services performed by Seller's Employees before the Closing Date; and

               (ii) Seller shall have no obligation to indemnify or hold Buyer harmless against any claim or liability, whether statutory or contractual, arising out of Buyer's withdrawal from, or failure to make contributions to, any CBA Plan on or after the Closing Date; further Buyer and Seller agree that this Agreement shall not be construed to impose upon Seller any liability or obligation that Seller would not have but for this Agreement with respect to any benefits asserted to be payable under any CBA Plan; and

               (iii) Buyer shall be responsible for, and shall indemnify and hold Seller harmless from and against, any claim or liability relating to compensation and/or benefits earned or accrued under any benefits plan, policy or arrangement, written or oral maintained or contributed to by Buyer or any Affiliate, payable on account of any Continuing Employee with respect to periods on and after the Closing Date.

          (f) RIGHT TO REHIRE. Seller agrees that for a period of one year after the Closing Date, Seller shall not seek to employ any Continuing Employee who is employed by Buyer. Seller shall, however, be free to hire any such individual who either does not accept Buyer's offer of employment, or to offer employment to any of such employees who leave the employment of Buyer or its Affiliates. Buyer agrees that it shall not for a period of one year after the Primary Closing Date seek to employ any of Seller's or its Affiliates' employees (other than Continuing Employees) as long as such employees are employed by Seller or its Affiliates, but in the event that any of such employees shall leave the employment of Seller or its Affiliates, Buyer shall have the right to offer employment to such employees.

          (g) VACATION PAY. Within a reasonable period, not to exceed 14 days after the Closing Date, Seller shall deliver to Buyer (i) a schedule showing the amount of accrued but unpaid vacation days, and the amount of vacation pay attributable thereto, for each Continuing Employee as of the Closing Date and
(ii) a cash payment in an amount equal to the total of the amounts set forth on the schedule described in clause (i). Buyer will give those Continuing Employees the number of days of paid vacation shown on the schedule delivered by Seller and shall, to the extent of the payment made to Buyer by Seller, indemnify and hold Seller harmless from any claim or liability with respect to vacation days or pay to which any Continuing Employee is entitled as of the Closing Date.

          Section 6.2 WARN ACT. The parties acknowledge and agree that Seller shall have no obligation with respect to obligations under the Workers Adjustment and Retraining Act with respect to any of the Stores that may be closed after the Closing Date and that Buyer shall be solely responsible for complying with such statute if and to the extent applicable to any such Closings.


                                   ARTICLE VII

                                   TAX MATTERS

          Section 7.1 TRANSFER TAXES. Except to the extent otherwise provided herein, Buyer shall pay, and shall indemnify and hold harmless Seller and its Affiliates from and against, all sales, use, transfer, real property transfer, documentary stamp, recording and other similar taxes and fees (including any interest and penalties on, in lieu of or for non-collection or additions to any such taxes or fees) except New York Real Property Transfer Gains Tax arising out of or in connection with the transactions effected pursuant to this Agreement. Seller and Buyer shall cooperate in filing all necessary documentation and tax returns with respect to such taxes. Seller agrees to cooperate with Buyer, at no expense or liability to Seller, to minimize such taxes arising out of or in connection with the transactions contemplated in this Agreement, provided such cooperation does not result in an adverse change to Seller in the terms of this Agreement or otherwise. Seller shall pay franchise taxes, if any, that Seller is obligated to pay under the laws of New York and Pennsylvania.

          Section 7.2 TAX RESPONSIBILITY. Unless otherwise provided to the contrary herein, Buyer shall be solely responsible for Taxes (including sales and use taxes attributable to Buyer's operation of the Stores) arising out of or in connection with the Assets or the transactions effected pursuant to this Agreement and applicable to the period from and after the Primary Closing Date (or, for any Excepted Property, the date of conveyance of such Excepted Property) and Seller and its Affiliates shall be solely responsible for Taxes (including sales and use taxes attributable to Seller's and its Affiliates' operation of the Stores) arising out of or in connection with the Assets or the transactions effected pursuant to this Agreement and applicable to the period prior to the Primary Closing Date (or, for any Excepted Property, the Delayed Closing Date for such Excepted Property). Seller shall indemnify and hold Buyer harmless from any liability for such Taxes accruing prior to the Primary Closing Date (or, for any Excepted Property, the Delayed Closing Date for such Excepted Property) and Buyer shall indemnify and hold Seller and its Affiliates harmless from any liability for such Taxes accruing from and after the Primary Closing Date (or, for any Excepted Property, the Delayed Closing Date for such Excepted Property). For purposes of this Section 7.2, "Taxes" shall mean, collectively, any federal, state, county, local, municipal or foreign taxes, charges, fees, levies, or other assessments, including without limitation all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity and any interest and penalties (civil or criminal) on, in lieu of or for non-collection of or additions to any such taxes.

          Section 7.3 TAX COOPERATION. Each party shall cooperate with the other in connection with any tax investigation, audit or other proceeding.
Buyer and Seller and their subsidiaries shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes (including interest and penalties thereon or additions thereto) with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to taxes for such period.

          Section 7.4 NOTIFICATION OF PROCEEDINGS; CONTROL; REFUNDS. In the event that Buyer receives notice, whether orally or in writing, of any pending or threatened United States federal, state, local, municipal or foreign tax examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes (including interest and penalties thereon or additions thereto) that could affect Seller, or if Seller receives notice of any such matter that could affect Buyer, the party receiving notice shall notify in writing the potentially affected party within 10 calendar days thereof. The failure of any party to give the notice required by this
Section 7.4 shall not impair that party's rights under this Agreement except to the extent that the other party demonstrates that it has been damaged thereby.

          Each of Seller and Buyer shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes (including interest and penalties thereon or additions thereto), the ultimate liability for which is the responsibility of that party under
Section 7.2, and each of Seller and Buyer shall be entitled to, and to the extent either Seller or Buyer shall receive any refund to which the other party is properly entitled, the receiving party shall promptly remit such refund to the party entitled thereto.

          Section 7.5 ALLOCATION. For federal income tax purposes, the parties agree that the consideration for the Assets is to be allocated among the Assets in accordance with the principles to be agreed to by the parties hereto within 30 days of the date hereof.

          Section 7.6 TAX EFFECT OF PAYMENTS. The amount of any payments required to be made under this Article VII shall be reduced by the amount of any tax benefit actually received by (including by refund or by reduction of or offset against Taxes otherwise payable) the recipient by reason of the payment or incurrence by such recipient of the item for which the indemnity is being sought (net of any tax costs to the recipient arising from the receipt of such payments). Each party shall notify the other of such tax benefits and costs.

          Section 7.7 WITHHOLDING. For purposes of withholding under Section 1445 of the Code, Seller represents that it is not a "foreign person" as defined in Section 1445(f)(3) of the Code. Seller shall provide to Buyer prior to the Primary Closing Date any certificate or affidavit necessary to substantiate exemption from such withholding.

          Section 7.8 CERTIORARI. Schedule 7.8 sets forth all pending certiorari proceedings relating to real estate tax appeals respecting the Stores, including the name, address and telephone number of legal counsel retained in connection therewith, the status of such proceedings and the legal fee arrangements in respect thereof.





                                  ARTICLE VIII

                    CONDITIONS OF BUYER'S OBLIGATION TO CLOSE

          Buyer's obligation to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Primary Closing Date, or waiver by Buyer, of all of the following conditions:

          Section 8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Primary Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Primary Closing Date (which need only be true and correct in all material respects as of such date or time), and the covenants and agreements of Seller to be performed on or before the Primary Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

          Section 8.2 HSR ACT WAITING PERIOD; GOVERNMENTAL CONSENTS. All waiting periods applicable under the HSR Act shall have expired or been terminated and all governmental filings, approvals and consents shall have been accomplished, transferred or obtained that are necessary in order that the transactions contemplated hereby may be accomplished in compliance with law, other than any such filings, approvals and consents as are not in the aggregate material.

          Section 8.3 NO INJUNCTION OR GOVERNMENT ACTION. Provided Buyer has complied with Section 5.3(a) and (b), at the Primary Closing Date, no governmental agency or authority shall have commenced litigation or threatened, in writing, to commence litigation, seeking any injunction (preliminary or permanent) of or with any court or governmental agency or body of competent jurisdiction, that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

          Section 8.4 EXCEPTED PROPERTIES. The Stores, if any, which would become Excepted Properties pursuant to Sections 2.5 or 2.9(a), shall constitute an aggregate of five or fewer Stores.

          Section 8.5 LEGAL OPINION. Buyer shall have been furnished at the Closing with an opinion of Dechert Price & Rhoads (or such other counsel reasonably acceptable to Buyer), dated the Primary Closing Date, addressed to and in form and substance reasonably satisfactory to Buyer, to the effect that:

               (a) Each of Acme and ASRC is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania; ASP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

               (b) Each of Acme and Owner have full corporate power to carry out the transactions provided for in this Agreement, and this Agreement and all other instruments to be executed by each of them in connection herewith has been duly and validly authorized, executed and delivered by them and constitute valid and binding obligations of each of them (assuming this Agreement and such other instruments are valid and binding obligations of Buyer); and

               (c) The execution and delivery by each of Acme and Owner of this Agreement and the documents to be executed and delivered by them in connection herewith do not violate or conflict with their respective Articles or Certificates of Incorporation or Bylaws.

          Section 8.6 REQUIRED CONSENTS. The consents listed on Schedule 3.2 shall have been obtained.


                                   ARTICLE IX

                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

          Seller's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Primary Closing Date, or waiver by Seller, of all of the following conditions:

          Section 9.1    REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.
The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Primary Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for representations and warranties that speak as of a specific date or time other than the Primary Closing Date (which need only be true and correct in all material respects as of such date or time), and the covenants and agreements of Buyer to be performed on or before the Primary Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

          Section 9.2 WAITING PERIODS; GOVERNMENTAL CONSENTS. All applicable waiting periods under the HSR Act shall have expired or been terminated and all governmental filings, approvals and consents shall have been accomplished, transferred or obtained that are necessary in order that the transactions contemplated hereby may be accomplished in compliance with law, other than any such filings, approvals and consents as are not in the aggregate material.

          Section 9.3 NO INJUNCTION OR GOVERNMENT ACTION. At the Primary Closing Date, no governmental agency or authority shall have commenced litigation or threatened, in writing, to commence litigation, seeking any injunction (preliminary or permanent) of or with any court or governmental agency or body of competent jurisdiction, that restrains or prohibits the consummation of the transactions contemplated by this Agreement (except as permitted in Section 9.4).

          Section 9.4 EXCEPTED PROPERTIES. The Stores, if any, which would become Excepted Properties pursuant to Sections 2.5 or 2.9(a) shall constitute an aggregate of five or fewer Stores; PROVIDED, HOWEVER, in the event there shall be any Excepted Properties, Seller shall have the right to delay the Closing but not beyond fifteen (15) days after the Primary Closing Date.

          Section 9.5 PURCHASE PRICE REDUCTIONS. The aggregate reductions in the Purchase Price for any reason permitted under this Agreement shall not exceed $10,000,000.

          Section 9.6 LEGAL OPINION. Seller shall have been furnished at the Closing with an opinion of Gilmartin, Poster & Shafto (or such other counsel reasonably acceptable to Seller), dated the Primary Closing Date, addressed to and in form and substance reasonably satisfactory to Seller, to the effect that:

               (a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware;

               (b) Buyer has full corporate power to carry out the transactions provided for in this Agreement, and this Agreement and all other instruments to be executed by Buyer in connection herewith have been duly and validly authorized, executed and delivered by Buyer and constitute valid and binding obligations of Buyer (assuming this Agreement and such other instruments are valid and binding obligations of Seller); and

               (c) The execution and delivery by Buyer of this Agreement and the documents to be executed and delivered by Buyer in connection herewith do not violate or conflict with the Certificate of Incorporation or Bylaws of Buyer.

          Section 9.7 REQUIRED CONSENTS. The consents listed on Schedule 3.2 shall have been obtained.


                                    ARTICLE X

                                   TERMINATION

          Section 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

               (a) the mutual consent of Seller and Buyer as set forth in a written termination agreement; or

               (b) either Seller or Buyer if the Closing has not occurred by the close of business on or prior to the date that is 75 days after the date of this Agreement (unless extended by mutual agreement) and if the failure to consummate the transactions contemplated by this Agreement on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any covenant provided for herein that is required to be fulfilled prior to Closing.

          Section 10.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to
Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, the transactions contemplated hereby shall be abandoned without further action by the parties hereto, and the parties hereto waive and release any claim or Action with respect thereto, except that the provisions of

Section 5.1(b), Section 12.5 and any other provisions relating to the responsibility for expenses incurred in connection with the transactions contemplated by this Agreement shall survive the termination of this Agreement; PROVIDED, HOWEVER, that such termination shall not relieve any party hereto of any liability for any willful, material breach of Section 5.2 or 5.3 of this Agreement prior to such termination, which breach was not cured within fifteen business days following written notice from the other party specifying the nature of such breach in reasonable detail.


                                   ARTICLE XI

                            SURVIVAL; INDEMNIFICATION

          Section 11.1 SURVIVAL. All representations and warranties of the parties (which shall be deemed, in all cases, to be made only as of the times specified in Section 8.1 and Section 9.1 hereof) contained in this Agreement or in any Schedule hereto shall survive the Primary Closing Date until the second anniversary of the Closing (the "Survival Period"); PROVIDED, HOWEVER, that the representations and warranties in the first sentence of Section 3.3 shall not survive the Primary Closing Date; and PROVIDED FURTHER, that a claim under the representations and warranties contained in Section 3.7 may be made at any time after the Primary Closing Date. To the extent that Buyer has breached the covenant set forth in Section 5.16 hereof and with respect to the specific matters identified on the schedules required to be delivered by Buyer thereunder, no Buyer Indemnitee shall be entitled to seek indemnification pursuant to Article XI for any damages suffered or incurred based upon, attributable to or resulting from the claims that are the subject of such breach or the matters identified on such schedules. No action or proceeding (including any action or proceeding for indemnification under Section 11.2(a)(i) or Section 11.2(b)(i) may be brought with respect to any of the representations and warranties unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty, shall have been delivered to the party alleged to have breached such representation or warranty prior to the end of the Survival Period. In calculating any amount of loss payable to Seller pursuant to Section 11.2(a) or payable to Buyer pursuant to Section 11.2(b), the indemnifying party shall receive credit for (i) any reduction in the indemnified party's tax liability as a result of the facts giving rise to the claim for indemnification (after taking into account the monies received by the indemnified party) and (ii) any insurance or third party recoveries by the indemnified party offsetting the amount of loss. Amounts payable in respect of the indemnification obligations of Seller and Buyer under Article XI shall be treated as adjustments to the Purchase Price. Notwithstanding any provision to the contrary contained in this Agreement, no party shall make any claim for indemnification (including any claim for indemnification under Section 11.2(a)(i) and Section 11.2(b)(i) against any other party or for any breach of representations and warranties contained in this Agreement or of any covenant under this Agreement until the dollar amount of all damages or loss to the party seeking such indemnify for such breaches, after deducting the credits described in the immediately preceding sentence, shall exceed in the aggregate the amount of $750,000 but, if such amount is exceeded, the indemnifying party shall be required to pay the amount of such aggregate damages or loss for all such breaches. Acme and Owner shall be treated as a single entity for purposes of the preceding sentence. The covenants contained in this Agreement shall not survive the Closing; PROVIDED, HOWEVER, the covenants contained in Sections 2.2(a)(iv), 2.2(c), 2.3(b), 2.5, and 2.6; the first three sentences of Section 2.7; Sections 2.8, 2.11 and 5.1 (other than the first sentence of 5.1(a)), the last sentence of Sections 5.2(a), and 5.3(b); Sections 5.4, 5.5(b), 5.5(c), 5.7, 5.8, 5.9, 5.10, 5.11, 5.12 and
5.13; Article VI, Article VII, Article XI and Article XII shall survive in accordance with their terms.

          Section 11.2 INDEMNIFICATION BY BUYER OR SELLER. (a) From and after the Primary Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from and against (i) all Covered Liabilities relating to any breach of any representation or warranty or any covenant which survives the Closing made by or on behalf of Buyer under this Agreement; (ii) any Covered Liabilities relating to the use, ownership, possession, operation or occupancy of the Stores or Assets from and after the Primary Closing Date (or, in the case of any Excepted Properties, from and after the Delayed Closing Date for such Excepted Property); (iii) any Covered Liabilities that Buyer has expressly agreed to assume or with respect to which Buyer has agreed to indemnify Seller or any Seller Indemnified Party pursuant to the provisions of this Agreement; (iv) all Covered Liabilities relating to the Guaranties for which Buyer is substituted for Seller with respect to the use, possession, operation or occupancy of the Stores or Assets from and after the Primary Closing Date (or, in the case of Guaranties with respect to Excepted Properties, from and after the Delayed Closing Date for such Excepted Property); and (v) any Covered

Liabilities, including pursuant to Environmental Laws, arising out of or resulting from the presence, release, remediation or removal of hazardous, toxic or other polluting substances or wastes (including asbestos and Hazardous Materials) in, on, under or about the Assets or Stores and violations of Environmental Laws, whether or not in each case caused by the negligence of Seller or the Seller Indemnified Parties, and whether relating to events, facts or circumstances existing or occurring before, on or after the Primary Closing Date (or, in the case of any Excepted Properties, from and after the Delayed Closing Date for such Excepted Property), except in all cases for such Covered Liabilities that Seller has expressly agreed to assume pursuant to this Agreement.

               (b) From and after the Primary Closing Date, Seller shall indemnify and hold harmless Buyer, Buyer's Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against (i) all Covered Liabilities relating to any breach of any representation or warranty or any covenant which survives the Closing made by or on behalf of Seller under this Agreement; (ii) any Covered Liabilities arising from the use, ownership, possession, operation or occupancy of the Stores or Assets prior to the Primary Closing Date (or, in the case of any Excepted Properties, prior to the Delayed Closing Date) except to the extent Buyer has assumed such liability under Section 2.2(c), indemnified Seller under
Section 11.2(a) or that Buyer has expressly agreed to assume or with respect to which Buyer has agreed to indemnify Seller pursuant to the provisions of this Agreement; or (iii) any Covered Liabilities that Seller has expressly agreed to assume or with respect to which Seller has agreed to indemnify Buyer or any Buyer Indemnified Party pursuant to the provisions of this Agreement.

          Section 11.3 THIRD PARTY CLAIMS. If a claim by a third party is made against an indemnified party (I.E., a Seller Indemnified Party or a Buyer Indemnified Party), and if such party intends to seek indemnity with respect thereto under this Article XI, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have twenty (20) days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; PROVIDED, HOWEVER, that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party, provided the fees and expenses of such counsel are borne by such indemnified party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim unless it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within twenty (20) days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

          Section 11.4 SOLE REMEDY. The remedies provided by this Article XI shall be the parties' sole and exclusive remedies against each other and each other's Affiliates for the recovery of any Covered Liabilities resulting from or arising out of (i) any misrepresentation or breach of warranty made under this Agreement or any certificate, document, deed, schedule, bill of sale, endorsement, assignment or other instrument delivered in connection with the transactions contemplated hereby (the "Transaction Documents"), (ii) any nonfulfillment of any agreement or covenant under this Agreement or the Transaction Documents (iii) the transactions contemplated by this Agreement. In furtherance of the foregoing, each of Buyer and Seller hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (including rights of contribution, if any), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller or any of its Affiliates or Buyer and its Affiliates, as the case may be, arising under or based upon the Environmental Laws except for the liabilities the other party has expressly agreed to assume or retain herein and in no event shall this waiver constitute a waiver of Buyer's rights against Seller with respect to the Excluded Environmental Liabilities.


                                   ARTICLE XII

                                  MISCELLANEOUS

          Section 12.1 BROKERS. Except for the retention of Morgan Stanley & Co. by ASC, each party represents and warrants to the other that it has not engaged the services of any broker or finder in connection with this Agreement or the transactions contemplated hereby that would be entitled to a fee or commission from the other party. Each party agrees to indemnify and hold the other party harmless from and against any claim for commissions, finder's fees or any similar payment in connection with this Agreement or the transactions contemplated hereby asserted by any broker or finder claiming to have been employed by or on behalf of the indemnifying party.

          Section 12.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 12.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

          Section 12.4 ENTIRE AGREEMENT. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto, together with the Confidentiality Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except as set forth in Article 11, this Agreement is not intended to confer upon any person not a party hereto (or a party's successors and assigns permitted by Section 12.7) any rights or remedies hereunder.

          Section 12.5 EXPENSES. Except as otherwise expressly set forth in this Agreement, whether or not the Asset Purchase is consummated, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          Section 12.6 NOTICES. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile or other electronic transmission service to the appropriate address or number as set forth below:

     (a)                 if to Seller, to

                         c/o American Stores Company
                         709 East South Temple Street
                         Salt Lake City, Utah 84012
                         Attention:  J. Greg Spencer
                         Fax No.:    801-537-7808
                         with a copy to:

                         Dechert Price & Rhoads
                         4000 Bell Atlantic Tower
                         1717 Arch Street
                         Philadelphia, Pennsylvania  19103
                         Attention:  Thomas E. Doran
                         Fax No.:         215-994-2222

     (b)                 if to Buyer, to

                         The Penn Traffic Company
                         411 Theodore Fremd Avenue
                         Rye, NY  10580
                         Attention:  Martin A. Fox
                         Fax No.:  914-921-3031

                         with a copy to:

                         Gilmartin, Poster & Shafto
                         One William Street
                         New York, NY  10004
                         Attention:  Harold S. Poster
                         Fax No.:  212-425-3037

or at such other address and to the attention of such other person as a party may designate by written notice to the other party.

          Section 12.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that no party hereto shall be entitled to assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto; PROVIDED FURTHER, that Seller may assign any of its rights or delegate any of its obligations under this Agreement to ASC.

          Section 12.8 HEADINGS; DEFINITIONS. This section and article headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

          Section 12.9 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by the other parties hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          Section 12.10 INTERPRETATION. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, or are required to be included in the Schedules, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material or are required to be included in the Schedules, for purposes of this Agreement.

          Section 12.11 SEVERABILITY. Any provision of this Agreement (other than Sections 2.2, 2.3, 5.3 and Article XI) which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

          Section 12.12 ASC GUARANTY. If after the date of this Agreement but prior to the second anniversary of the date of this Agreement, there shall occur a Guaranty Event (as defined below), ASC shall deliver a guaranty of payment of Acme's obligations in the form attached as Exhibit 12.12 hereto. For purposes of this Section 12.12, a Guaranty Event shall mean the occurrence of (i) the sale by Acme of greater than 50% of its then existing assets (based on book value) in any one transaction or series of related transactions, or (ii) the incurrence by Acme of long-term debt in excess of 50% of its then existing assets (based on book value), or (iii) the transfer of 50% or more of the common stock of Acme, whether by sale, merger or other corporate transaction, to any third party (other than an Affiliate of Acme); provided, however, that in no event shall a Guaranty Event include a stock dividend of the common stock of Acme to the stockholders of ASC, Acme or their Affiliates.

          IN WITNESS WHEREOF, this Agreement, including the attached Schedules numbered pages 1 through 59, has been signed by or on behalf of each of the parties as of the day first above written.

                                             ACME MARKETS, INC.


                                             By:/s/ J. GREG SPENCER
                                                ---------------------------
                                                Name:  J. GREG SPENCER
                                                Title: VICE PRESIDENT

Witness:

/s/ AMY L. STETT
- - -------------------------

/s/ MICHELLE J. FUJINAMI
- - -------------------------

                                             AMERICAN STORES PROPERTIES,
                                                INC.


                                             By:J. GREG SPENCER
                                                ---------------------------
                                                Name:  J. GREG SPENCER
                                                Title: SENIOR VICE PRESIDENT
                                                       CORPORATE TRANSACTIONS


Witness:

/s/ AMY L. STETT
- - -------------------------

/s/ MICHELLE J. FUJINAMI
- - --------------------------

                                             AMERICAN STORES REALTY
                                                CORP.


                                             By:J. GREG SPENCER
                                                ---------------------------
                                                Name:  J. GREG SPENCER
                                                Title: VICE PRESIDENT



Witness:

/s/ AMY L. STETT
- - -------------------------

/s/ MICHELLE J. FUJINAMI
- - -------------------------

                                             Solely for the purposes set
                                             forth in Section 12.12 hereof:

                                             AMERICAN STORES COMPANY


                                             By:/s/ J. GREG SPENCER
                                                -------------------------
                                                Name:  J. GREG SPENCER
                                                Title: VICE PRESIDENT,
                                                       CORPORATE TRANSACTIONS

Witness:

/s/ AMY L. STETT
- - -------------------------

/s/ MICHELLE J. FUJINAMI
- - -------------------------


                                             THE PENN TRAFFIC COMPANY


                                             By:/s/ MARTIN A. FOX
                                                ---------------------------
                                                Name:  MARTIN A. FOX
                                                Title: VICE CHAIRMAN

Witness:

/s/ FRANCIS D. PRINCE, JR.
- - --------------------------
    ASST. SECT.